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Exhibit 10.5



                          PLAN AND AGREEMENT OF MERGER

                                     BETWEEN

                    SECURITY ASSOCIATES INTERNATIONAL, INC.,

                             KING ACQUISITION CORP.

                              KC ACQUISITION CORP.,

                             MR. THOMAS J. FEW SR.,

                               MR. DAVID L. SMITH

                                       and

                              MR. TIMOTHY M. MCGINN

                            DATED AS OF: MAY 11, 2000



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                          PLAN AND AGREEMENT OF MERGER

         THIS PLAN AND AGREMENT OF MERGER (the "Agreement"), dated and effective as of 3:00 p.m., Central Daylight Savings Time, May 11, 2000, is entered into by and among Security Associates International, Inc, a Delaware corporation ("SAI"), King Acquisition Corp., a Delaware corporation ("King Acquisition"), KC Acquisition Corp., a New Jersey corporation (the "Company"), Mr. Thomas J. Few Sr. ("Few"), Mr. David L. Smith ("Smith") and Mr. Timothy M. McGinn ("McGinn") (Messrs. Few, Smith and McGinn are sometimes referred to herein individually as a "Selling Shareholder" and collectively as the "Selling Shareholders").

                                    RECITALS

         WHEREAS, the board of directors of the Company, and the shareholders of the Company (the "Shareholders"), have approved the transactions contemplated hereby and have determined that it is advisable and in their respective best interests to consummate the merger described in Article II (the "Merger') and the other transactions contemplated herein; and

         WHEREAS, the respective boards of directors of SAI and King Acquisition have approved the transactions contemplated hereby, subject to the approval of the shareholders of SAI, and have determined that it is advisable and in their respective best interests to consummate the Merger and the other transactions contemplated herein; and

         WHEREAS, as a result of the Merger, King Acquisition will be merged with and into the Company, all of the outstanding capital stock of the Company will be converted into the right to receive a combination of cash and securities of SAI, all of the outstanding capital stock of King Acquisition will be converted into capital stock of the Company and the Company will be the surviving corporation, all on the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, for Federal income tax purposes the Parties intend that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code (as defined herein);

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein and other good and valuable consideration, the parties hereto, on the basis of, and in reliance upon, the representations, warranties, covenants, obligations and agreements set forth in this Agreement, and upon the terms and subject to the conditions contained herein, agree as follows:



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                                   ARTICLE 1

                                   DEFINITIONS

         The following terms shall have the meanings assigned below when used in this Agreement:

         1.1 "Account" shall mean a written monitoring agreement pursuant to which the Company or its Subsidiaries provides Monitoring Services to Subscribers. All Accounts are "Dealer Owned Accounts," as defined below;

         1.2 "Affiliate" shall mean, with respect to any particular Person, any Person controlling, controlled by or under common control with such Person, whether by ownership or control of voting securities, by contract or otherwise;

         1.3   "Agreement" shall mean this Plan and Agreement of Merger;

         1.4   "AMEX" shall mean the American Stock Exchange;

         1.5 "Antenna" shall mean a radio antenna and antenna site used by the Company or its Subsidiaries pursuant to an antenna site license agreement to which the Company or its Subsidiaries is a party ("Antenna Lease");

         1.6 "Acquisition Common" shall mean the common stock, $0.01 par value, of King Acquisition;

         1.7 "Assets" shall mean all of the assets (as defined under GAAP) of the Company and its Subsidiaries, including, but not limited to, the assets listed on Schedule 3.12(a);

         1.8 "Audited Company Financial Statements" shall have the meaning assigned in Section 3.7(a);

         1.9 "Billed Accounts" shall mean Dealer Owned Accounts for which the Company or its Subsidiaries bills Subscribers on behalf of the Dealers which own the Accounts;

         1.10 "Central Stations" shall mean the central monitoring stations owned and operated by the Company, or its Subsidiaries, which are located at the locations set forth on Schedule 3.4;

         1.11  "Closing" shall mean the consummation of the Merger;

         1.12 "Closing Date" shall mean the third business day following the date upon which the conditions to closing referred to in Articles 7 and 8, as applicable, of this Agreement have been satisfied or waived by the Party authorized to do so as provided in

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this Agreement and the Escrow Agreement or such other date as the Parties may agree in writing;

         1.13 "Closing Date Balance Sheet" shall mean the balance sheet, prepared as provided in Section 3.7, delivered at the Closing showing the assets and liabilities of the Company and its Subsidiaries as of a date not more than five days prior to the Closing Date;

         1.14 "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute thereto, and the rules and any successor statute thereto, and the rules and regulations issued and promulgated thereunder, as in effect from time to time;

         1.15 "Company" shall mean KC Acquisition Corp., a New Jersey corporation;

         1.16 "Company Common" shall mean the Common Stock, with no par value per share, of the Company;

         1.17 "Company Financial Statements" shall mean the Audited Company Financial Statements, the Unaudited Company Financial Statements, the Escrow Date Balance Sheet and the Closing Date Balance Sheet;

         1.18  "Company Released Claims" shall have the meaning assigned in
Section 5.15;

         1.19  "Company Released Parties" shall have the meaning assigned in
Section 5.15;

         1.20  "Company Releasing Parties" shall have the meaning assigned in
Section 6.5;

         1.21 "Confidential Information" shall mean any and all oral, written, electronic or other information designated as confidential or which ought to be considered as confidential from its nature or from the circumstances surrounding its disclosure, regardless of whether such information was disclosed before, on or after the date of this Agreement, other than such information that (i) is generally available or known by the public immediately prior to the time of disclosure (except through the actions or inactions of the Person to whom disclosure has been made) or (ii) has been acquired or developed independent from the Person making the disclosure thereof.

         1.22 "Contracts" shall mean Accounts, Dealer Monitoring Agreements, and all agreements, contracts and arrangements relating to the businesses conducted by the Company and its Subsidiaries;

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         1.23  "Dealer" shall mean an individual or business entity that contracts in writing to provide Monitoring Services to Subscribers, and who in turn subcontracts the provision of the actual Monitoring Services from the Company or its Subsidiaries;

         1.24 "Dealer Monitoring Agreements" shall mean the written contracts (and those oral contracts summarized on Schedule 1.24 attached hereto) pursuant to which the Company or its Subsidiaries has contracted to provide Monitoring Services to Dealer Owned Accounts;

         1.25  "Dealer Owned Account" shall mean any Account owned by a Dealer;

         1.26 "Distributed Business Items" means the assets and liabilities of the business lines of the Company historically operated under the names "King Capital" and "Monitoring Services" (the "Transferred Business Units") that are described on Schedule 1.26 attached hereto and that are being transferred by the Company to Morlyn Financial Group, LLC ("Morlyn") prior to Closing.

         1.27  "Effective Time" shall have the meaning assigned in Section 2.1;

         1.28 "Employee Benefit Plan" shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA which is (i) maintained for employees of the Company or any ERISA Affiliate or (ii) has at any time within the preceding six years been maintained for the employees of the Company its Subsidiaries or any other current or former ERISA Affiliate.

         1.29 "Environmental Laws" shall mean any and all federal, state and local laws, rules, regulations and ordinances that relate to or impose liability or standards of conduct concerning public or occupational health and safety or protection of the environment, as now or hereafter in effect and as have been or hereafter may be amended or re-authorized, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sec. 9601 et seq.), the Hazardous Materials Transportation Act (42 U.S.C. Sec. 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sec. 6901, et seq.), the Federal Water Pollution Control Act (33 U.S.C. Sec. 1251 et seq. ), the Toxic Substances Control Act (15 U.S.C. Sec. 2601 et seq.), the Clean Air Act (42 U.S.C. Sec. 7901 et seq.), the National Environmental Policy Act (42 U.S.C. Sec. 4231 et seq.), the Refuse Act (33 U.S.C. Sec. 407 et seq.), the Safe Drinking Water Act (42 U.S.C. Sec. 300(f) et seq.), the Occupational Safety and Health Act (29 U.S.C. Sec 651 et seq.), and all rules, regulations, codes, ordinances and guidance documents promulgated or published thereunder, and the provisions of any licenses, permits, orders and decrees issued pursuant to any of the foregoing.

         1.30 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, and the rules and regulations issued and promulgated thereunder, as in effect from time to time.


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         1.31  "ERISA Affiliate" shall mean any Person who is a member of group which is under common control with the Company, who together with the Company is treated as a single employer within the meaning of Section 414(b), (c), and (m) of the Code and, if not otherwise so included, any other Subsidiary.

         1.32 "Equipment" shall mean the tangible assets used or useful in connection with the Monitoring Business or any other business conducted by the Company or its direct or indirect Subsidiaries, including, but not limited to that listed on Schedule 3.12(a);

         1.33 "Equipment Lease" shall mean a lease pertaining to Equipment and shall also include the Antenna Lease.

         1.34 "Escrow Agent" shall mean the Person acting as the escrow agent pursuant to the Escrow Agreement;

         1.35 "Escrow Agreement" shall mean the Escrow Agreement to be entered into among the Parties and the Escrow Agent pursuant to Section 9.2 which provides, among other things, for the closing into, and release from, escrow of the transactions contemplated by this Agreement on the terms and subject to the conditions contained therein;

         1.36 "Escrow Closing" shall mean the closing in escrow pursuant to the Escrow Agreement as contemplated in Section 9.2 and in the Escrow Agreement.

         1.37 "Escrow Date Balance Sheet" shall mean the balance sheet, prepared as provided in Section 3.7, delivered at the Escrow Closing, showing the assets and liabilities of the Company and it Subsidiaries as of a date not more than five days prior to the Escrow Closing Date.

         1.38 "Escrow Closing Date" shall mean June 30, 2000 or such earlier date which is three business days after the date upon which the conditions to closing, other than SAI Stockholder Approval, referred to in Articles 7 and 8 of this Agreement have been satisfied or waived by the Party authorized to do so as provided in this Agreement or such other date as the Parties may agree upon in writing;

         1.39 "Excluded Assets" shall have the meaning assigned in Section 3.12(b);

         1.40  "Facilities" shall have the meaning assigned in Section 3.27(a);

         1.41  "Form Contracts" shall have the meaning assigned in Section 3.13;

         1.42 "GAAP" shall mean "Generally Accepted Accounting Principles" which shall mean the accounting rules, principles and conventions adopted by the American Institute of Certified Public Accountants and referred to by that name;


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         1.43  "Hazardous Materials" shall mean any hazardous, toxic, dangerous or other waste, substance or material defined as such in, regulated by or for the purposes of any Environmental Law.

         1.44 "including" shall indicate examples of a foregoing general statement and is not a limitation on that general statement.

         1.45  "Indemnitee" shall have the meaning assigned in Section 10.2;

         1.46  "Indemnitor" shall have the meaning assigned in Section 10.2;

         1.47 "Intellectual Property" shall mean all of the patents, trademarks, trade names (excluding, the names "King Capital" and Monitoring Services"), service marks, trade secrets, designs, know-how, copyrights, computer programs and software and all rights, licenses and contracts relating to any of the foregoing, and all other proprietary rights and information of the Company and its Subsidiaries;

         1.48 "Knowledge" means actual knowledge and knowledge a reasonable person would have after due investigation and includes such knowledge of such Party's officers, directors, the Company's Central Regional Manager, the Company's National Sales Manager, legal counsel, financial representatives and subsidiaries.

         1.49 "Lease" shall mean each Real Estate Lease, each Equipment Lease and each other lease pursuant to with the Company or its Subsidiaries rent or lease Property;

         1.50 "Leasehold Property" shall mean any real estate which is the subject of a Lease under which the Company or its Subsidiaries is or has been the lessee.

         1.51  "Liabilities" shall have the meaning assigned under GAAP.

         1.52 "Letter of Intent" shall mean the letter of intent, dated as of April 21, 2000, among SecurityVillage.com, Inc. ("SecurityVillage"), SAI, the Company and TJS Partners, L.P. which provides, among other things for the Merger and the other transactions contemplated in this Agreement;

         1.53  "Lien" shall have the meaning assigned in Section 3.12;

         1.54  "Material Adverse Effect" shall have the meaning assigned in
Section 3.7;

         1.55  "Material Contract" shall have the meaning assigned in Section
3.10;

         1.56  "Merger" shall have the meaning assigned in the first Recital;

         1.57 "Minimum RMR" shall mean RMR payable to the Company and its Subsidiaries of not less than $1,100,000;

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         1.58  "Monital" shall mean Monital Signal Corporation, Griptight
Holdings, Inc. and their respective subsidiaries prior to the Monital
Acquisition;

         1.59 "Monital Acquisition" shall mean the merger of Griptight Holdings, Inc. and Monital Signal Corporation into a Subsidiary of the Company (the "Monital Acquisition Subsidiary") and the acquisition of a 20% equity interest in Monital Signal Corporation, which transactions will result in the Company owning 99.2% of the Monital Acquisition Subsidiary;

         1.60 "Monital Retail Account Transactions" shall mean the sale by Monital of its retail accounts to Palisades Partners or its assignee for a purchase price of $450,000, the application of the proceeds therefrom to indebtedness of Monital to M&S Partners, the potential loan from Palisades Partners or its assignee to Monital for the release of certain liens or encumbrances on such retail accounts and the subsequent repayment of such loan by SAI upon the closing of the Merger, all as contemplated in Section 2(d) of the Letter of Intent;

         1.61 "Monitoring Business" shall mean the business of providing Monitoring Services as presently conducted;

         1.62 "Monitoring Services" shall mean the provision of remote alarm monitoring services to Subscribers, and all related security services, including but not limited to, notification and dispatch of emergency personnel, supervised openings and closings, closed circuit monitoring and any other security related services;

         1.63 "Multiemployer Plan" shall mean any multiemployer plan as defined pursuant to Section 3(37) of ERISA to which the Company or any ERISA Affiliate makes, or accrues an obligation to make, contributions, or has made, or has been obligated to make, contributions within the preceding six (6) years;

         1.64 "Pension Plan" shall mean any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Part 3 of Title I of ERISA, or Section 412 of the Code and which (i) is maintained for employees of the Company, its direct or indirect Subsidiaries or any ERISA Affiliate, or (ii) has at any time within the preceding six years been maintained for the employees of the Company or any of its current or former ERISA Affiliates;

         1.65 "Permits" shall mean all governmental licenses, registrations, permits, approvals and applications therefor;

         1.66 "Person" shall mean any individual, trust, corporation, partnership, limited partnership, limited liability company or other business association or entity, court, governmental body or governmental agency;


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         1.67  "Prebilled RMR" shall mean RMR billed by the Company or its
Subsidiaries to Dealers in advance for monitoring services to be performed subsequent to the Closing Date;

         1.68 "Proxy Statement" shall mean the proxy statement distributed by SAI to its stockholders in connection with the meeting of the stockholders of SAI called for the purpose, among other things, of obtaining SAI Stockholder Approval;

         1.69 "Real Estate Leases" shall have the meaning assigned in Section 3.11(a);

         1.70  "Required Consents" shall have the meaning assigned in Section
5.3;

         1.71 "RMR" shall mean the total regular recurring monthly amounts payable by Dealers, as appropriate, for Monitoring Services. RMR shall exclude any amounts due under Dealer Monitoring Agreements listed on Schedule 1.72. RMR includes all service charges, including leased equipment revenue. RMR does not include any amounts derived from:

               (a) reimbursement for or payment of telephone line or other utility charges associated with the installation, monitoring, maintenance, or furnishing of the alarm services;

               (b)  reimbursement or payments of false alarm assessments;

               (c) reimbursement or payment of taxes, fees or other charges imposed by any governmental authority or utility relating to the furnishing of alarm services;

               (d) reimbursement or payment for time and materials charges that are receivable from any seller or installer of monitoring equipment for services which are not provided on a regular or recurring basis; or

               (e) charges incurred in connection with the maintenance of alarm systems or the underlying equipment.

         1.72 "SAI" shall mean Security Associates International, Inc., a Delaware corporation;

         1.73 "King Acquisition" shall mean King Acquisition Corp., a Delaware corporation;

         1.74 "SAI Common" shall mean the common stock, $.001 par value, of SAI;

         1.75  "SAI Financial Statements" shall have the meaning assigned in
Section 4.5;

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         1.76  "SAI Indemnified Parties" shall have the meaning assigned in
Section 10.1(a);

         1.77 "SAI Preferred" shall mean the Series B Convertible Preferred Stock, par value $0.01 per share of SAI, having substantially the terms, preferences and provisions previously disclosed to the Selling Shareholders;

         1.78  "SAI SEC Reports" shall have the meaning assigned in Section 4.5;

         1.79 "SAI/King LOI" shall mean the letter of intent, dated April 5, 2000, between SAI and the Selling Shareholders of the Company relating to the acquisition of the Company by SAI and referred to in Section 3(c)(y) of the Letter of Intent;

         1.80  "SAI Stockholder Approval" shall have the meaning assigned in
Section 7.21;

         1.81  "SAI Stockholders Meeting" shall have the meaning assigned in
Section 6.4;

         1.82  "SEC" shall mean the Securities and Exchange Commission;

         1.83 "Securities Act" shall mean the Securities Act of 1933, as amended;

         1.84 "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended;

         1.85 "SecurityVillage" shall mean SecurityVillage.com, Inc., a Delaware corporation;

         1.86 "Shareholder Indemnified Parties" shall have the meaning assigned in Section 10.1(b);

         1.87 "Shareholders" shall have the meaning assigned in the first Recital of this Agreement;

         1.88 "Shares" shall mean all of the issued and outstanding capital stock of the Company;

         1.89 "Selling Shareholder Released Claims" shall have the meaning assigned in Section 6.5;

         1.90 "Selling Shareholder Released Parties" shall have the meaning assigned in Section 6.5;

         1.91 "Selling Shareholder Releasing Parties" shall have the meaning assigned in Section 5.15;


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         1.92  "Selling Shareholders" shall mean Messrs. Thomas J. Few Sr.,
David L. Smith and Timothy M. McGinn;

         1.93 "Subscriber" shall mean any individual or entity who has contracted to obtain remote security system monitoring services for a security alarm system installed on the premises of that individual or entity;

         1.94  "Subsidiary" shall have the meaning assigned in Section 3.3;

         1.95 "SV/SAI Agreement" shall have the meaning assigned in Section 3 of the Letter of Intent;

         1.96 "SV Option" means the option referred to in Section 1 of the Letter of Intent pursuant to which SecurityVillage has the right to acquire up to 8% of the equity of the Company (on a fully diluted basis after giving effect to the Monital Acquisition) for $1.5 million (or in lieu thereof a call option for such 8% equity interest or another investment vehicle that provides equivalent economic value to SecurityVillage);

         1.97  "Taxes" shall have the meaning assigned in Section 3.23;

         1.98 "Termination Event" shall mean (1) a "Reportable Event" described in Section 4043 of ERISA and the regulations issued thereunder; or (ii) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2); or (iii) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA; or (iv) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC; or (v) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (vi) the partial or complete withdrawal of the Company or any ERISA Affiliate from a Multiemployer Plan or (vii) the imposition of a lien pursuant to Section 412 of the Code or
Section 302 of ERISA; or (viii) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA; or (ix) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

         1.99 "Third Party Claim" shall have the meaning assigned in Section 10.2(a); and

         1.100 "Unaudited Company Financial Statements shall mean the reviewed financial statements of the Company and its Subsidiaries for each of the two years ended December 31, 1999 and the financial statements of the Company for the three month

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period ended March 31, 2000, all as more fully described in Section 3.7 of this
Agreement.

                                   ARTICLE 2

                                   THE MERGER

         In connection with the Merger, the respective boards of directors and shareholders of King Acquisition and the Company have, by resolutions duly adopted, approved the following provisions of this Article II as their "Plan of Reorganization" within the meaning of applicable law:

         2.1 Articles of Merger. Subject to the provisions of this Agreement, Certificates of Merger executed on behalf of each of King Acquisition and the Company and meeting the requirements of applicable law (the "Certificates of Merger"), shall be duly prepared, executed and acknowledged by the Company, King Acquisition and such other parties as may be appropriate, and thereafter the Certificates of Merger shall be delivered to the Secretary of State of the states of New Jersey and Delaware, as provided under applicable law, for filing at or before the Closing. The Merger shall become effective on the date upon which the Certificates of Merger are filed in accordance with applicable law (the "Effective Time").

         2.2 Closing. The Closing shall take place as provided in Article 9 and in the Escrow Agreement.

         2.3   Effects of the Merger.

                   (a) At the Effective Time, the separate corporate existence of King Acquisition shall cease, King Acquisition shall be merged with and into the Company and the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the laws of the state of New Jersey under such name as SAI shall designate.

                   (b) At and after the Effective Time, the Merger will have the effects set forth under applicable law.

         2.4 Certificate of Incorporation and Bylaws. The Certificate of Incorporation of King Acquisition, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation immediately after the Effective Time and shall thereafter continue to be its Certificate of Incorporation until amended as provided therein and under applicable law.

         2.5 Directors and Officers. The directors of King Acquisition holding office immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time. The officers of King Acquisition



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holding office immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time.

         2.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of King Acquisition, the Company or the holders of any of the following securities, the following securities will be converted in the manner set forth below:

              (a) Each share of Company Common which is issued and outstanding immediately prior to the Effective Time (other than treasury shares) shall be canceled and extinguished and converted into and become a right to receive (x) 225 shares of SAI Preferred (having in the aggregate a $22.5 million liquidation value and convertible into 4.5 million shares of SAI Common in the aggregate), and (y) and $25,000 ($5 million in the aggregate); provided, however, that if as the result of the conversion of any Shareholder's Company Common upon consummation of the Merger, a fractional interest in a share of SAI Preferred would be deliverable under this
                        Section 2.6.(a), in lieu of a fractional share being delivered therefor, such fractional interest shall automatically be converted into the right to receive an amount in cash (without interest) equal to the product of the average of the high and low sale prices of the SAI Common as reported by the AMEX on the trading day immediately prior to the Effective Time, multiplied by the number of shares of SAI Common into which such fractional interest would be convertible. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

              (b) The SV Option shall be canceled and extinguished and converted and become a right to receive 300,000 shares of SAI Common in the aggregate.

              (c) To the extent that actual RMR is less than the Minimum RMR, then the number of shares of SAI Preferred, SAI Common, and cash to be exchanged pursuant to this
                        Section 2.6 shall be proportionately reduced.

              (d) Each share of Acquisition Common issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Company Common.

         2.7 Closing of Company Transfer Books. Immediately prior to the Effective Time the stock transfer books of the Company shall be closed and no transfer of shares of Company stock shall thereafter be made or recognized. After the Effective Time valid certificates previously representing shares of Company Common which are presented in accordance with this Agreement to the Surviving Corporation shall be exchanged as provided in Section 2.8.

         2.8 Exchange of Common Certificates. Each holder of a certificate or certificates representing shares of Company Common issued and outstanding immediately prior to the Effective Time shall at or as soon as practicable following the Closing, surrender to SAI for exchange a certificate or certificates, duly endorsed in blank or accompanied by duly executed stock powers, representing the number of shares of Company Common held by such holder. In exchange therefor, SAI shall (x) issue to such holder of Company Common a certificate or certificates representing the number of shares of SAI Preferred to be issued to such holder pursuant to Section 2.6(a), and (y) the amount of cash, if any, to be paid to be paid to such holder pursuant to Sections 2.6(a). Surrendered certificates shall forthwith be canceled. At Closing, SecurityVillage will surrender the original SV Option to SAI in exchange for the SAI Common called for by Section 2.6(b). Until so surrendered and exchanged, each such certificate (or the SV Option, as applicable) shall represent solely the right to receive the consideration therefor provided in Sections 2.6(a) and 2.6(b), without interest, and SAI shall not be required to issue to such holder the stock to which such holder otherwise would be entitled; provided, that procedures allowing for payment against receipt of customary and appropriate certifications and indemnities shall be provided with respect to lost or destroyed certificates.

         2.9 Rights of the Company Shareholders. From and after the Effective Time, the holders of shares of Company Common issued and outstanding at the Effective Time shall have no rights with respect to such shares other than to surrender the certificate or certificates representing such shares pursuant to
Section 2.8.

         2.10 Taking of Necessary Action; Further Action. SAI and King Acquisition, on the one hand, and the Company and the Selling Shareholders, on the other hand, shall use reasonable efforts to take all such action (including action to cause the satisfaction of the conditions to the Merger) as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to vest the Surviving Corporation with full possession of all the rights, privileges, immunities and franchises of the Company and Acquisition, the officers of the Surviving Corporation are fully authorized in the name of either the Company or Acquisition or otherwise to take, and shall take, all such action.

                                   ARTICLE 3

             REPRESENTATIONS WARRANTIES OF THE SELLING SHAREHOLDERS

         The Selling Shareholders, jointly and severally, represent, warrant and acknowledge to SAI, King Acquisition, and their respective successors and assigns that on the date of execution of this Agreement, at the Escrow Closing and at the Closing, except in each case as set forth on the applicable Disclosure Schedules attached hereto and except as provided in Section 3.32:

         3.1 Organization and Standing; Certificate of Incorporation and By-laws. The Company and each Subsidiary of the Company is a corporation duly organized and validly existing under and by virtue of, the laws of the state of its incorporation and is in good standing under such laws. The Company and each Subsidiary of the Company has the requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. The Company and each Subsidiary of the Company is duly qualified or licensed and in good standing as a foreign corporation in each jurisdiction where the character of its properties or the nature of the activities conducted by it makes such qualification or licensing necessary, each of which is listed on Schedule 3.1. The Company and its Subsidiaries do business under the names listed on Schedule 3.1 and do not conduct any business, and are not commonly known by any other names, other than as set forth on Schedule 3.1. The Company and each Subsidiary of the Company has complied with all laws requiring the registration or other recording of such names in each jurisdiction in which the Company or such direct or indirect Subsidiary does business. The certified copies of the Certificate or Articles of Incorporation and By-laws of the Company and each of its Subsidiaries attached to Schedule 3.1, are true, correct and complete and contain all amendments through the date hereof.

         3.2 Power and Authority. The Company, each of its Subsidiaries and the Selling Shareholders have, and will have at the Closing, all requisite legal power and authority to execute and deliver this Agreement, to consummate the Merger and to carry out and perform their obligations under this Agreement. None of the Company's shareholders has dissented from the transactions contemplated by this Agreement and no shareholder of the Company has or will have dissenter's rights as a result thereof. This Agreement has been duly executed and delivered by the Company and each Selling Shareholder, and constitutes a legal, valid and binding obligation of the Company and each Selling Shareholder, enforceable against each in accordance with its terms. Attached to Schedule 3.2 are certified copies of the resolutions of the Company authorizing the transactions contemplated hereby, which have not been amended or revoked.

         3.3 Subsidiaries. Except as disclosed on Schedule 3.3, the Company has no Subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business entity. As used herein, a "Subsidiary" is any corporation, limited liability company, partnership, or other business entity with respect to which the Company owns, directly or indirectly, any equity interest, and includes any Subsidiary of a Subsidiary.

         3.4 Central Stations. The Company and its Subsidiaries own and operate the Central Stations from which they monitor security systems pursuant to the Accounts and the Dealer Monitoring Agreements. The Central Stations are located at the locations described on Schedule 3.4.

         3.5 Capitalization. The authorized capital stock of the Company consists, and will consist at the Closing, of 2,500 shares of common stock, with no par value per share, of which 200 shares are issued and outstanding, and all of which are, and at the Closing will be, owned, beneficially and of record by Few, Smith and McGinn, the Selling Shareholders, as follows: Few (160 shares), Smith (20 shares) and McGinn (20 shares). All of such shares have been duly authorized and validly issued and are fully paid and nonassessable. The authorized, issued and outstanding capital stock of each Subsidiary of the Company is, and at the Closing will be, as set forth on Schedule 3.5. Except for the 0.8% interest in Monital held by LWG Holdings Limited, an English limited company, all shares of capital stock of each Subsidiary of the Company are, and at the Closing will be, owned beneficially and of record by the Company or a Subsidiary of the Company, free and clear of all liens, encumbrances, restrictions and claims of every kind. Except for the SV Option and except as described on Schedule 3.5, there are no pre-emptive rights, options, warrants, conversion rights, rights of exchange or other rights, plans or agreements of any nature whatsoever providing for the purchase, issuance or sale of any capital stock of the Company or any Subsidiary of the Company or of any securities convertible into or exchangeable for any shares of the capital stock of the Company or any Subsidiary of the Company. Except for the Letter of Intent, no shareholder of the Company or any Subsidiary of the Company is party to any agreement or arrangement pursuant to which it is obligated to dispose of any of the capital stock of the Company or any Subsidiary of the Company to any party other than SAI in connection with the Merger. Other than the Selling Stockholders, there are no other holders of capital stock of the Company. All securities of the Company and each Subsidiary of the Company were issued and transferred in compliance with all applicable federal and state securities laws and regulations. The Merger and the exchange of the shares of Company Common involved therein as contemplated by this Agreement will be in compliance with all applicable federal and state securities regulations.

         3.6 Consents and Approvals. No approval or authorization of the Shareholders or the directors of the Company or of any governmental authority or agency or any other third party is required for the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for those listed on Schedule 3.6, all of which have been obtained and copies of which have been delivered to SAI. Except as contemplated by this Agreement, no filing or registration with any court or governmental or regulatory agency or board is required to be made on behalf of the Company or any Subsidiary of the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         3.7   Company Financial Statements; Closing Date Balance Sheet.

                    (a) The Company has delivered to SAI the Unaudited Company Financial Statements; and, prior to the Escrow Closing, the Company will deliver to SAI the Escrow Date Balance Sheet, and prior to the Closing, the Company will deliver to SAI the Closing Date Balance Sheet. The Unaudited Company Financial Statements are attached to
                         Schedule 3.7. The Unaudited Company

                         Financial Statements are complete and correct in all material respects and do not contain any information which is false or misleading. The Escrow Date Balance Sheet and the Closing Date Balance Sheet will contain, among other things, specific schedules setting forth the Company's RMR as of the dates thereof, and will be true, accurate, complete and correct in all material respects and will not contain any information which is false or misleading as of their respective dates. The Unaudited Company Financial Statements do, the Escrow Date Balance Sheet, and the Closing Date Balance Sheet will, fairly present the financial condition and operating results of the Company and its Subsidiaries as of the dates, and during the periods, indicated therein. Prior to the Escrow Closing, the Company will provide SAI with audited financial statements for periods covered by the Unaudited Company Financial Statements (the "Audited Company Financial Statements"). The Audited Company Financial Statements will fairly present the financial condition and operating results of the Company and its Subsidiaries as of the dates, and during the periods, indicated therein, and will be prepared in accordance with GAAP, consistently applied throughout the periods indicated, except for the absence of footnotes and subject in the case of interim financials, including the Escrow Date Balance Sheet and the Closing Date Balance Sheet, to the effect of normal year-end adjustments (which will not be material). The Audited Company Financial Statements will not differ from the Unaudited Company Financial Statements in any material respect. Since December 31, 1999, there has not been any material adverse change, or any event or condition which could reasonably be expected to result in any material adverse change, in the financial condition, results or operations, business, prospects or properties of the Company or any of its Subsidiaries, the Monitoring Business or any other business conducted by the Company or any of its Subsidiaries (a "Material Adverse Effect").

                    (b) The books and records of the Company and each of its Subsidiaries are and have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP, and fairly and accurately reflect all of the assets and liabilities of the Company, its Subsidiaries and all contracts and transactions to which the Company or its Subsidiaries is or was a party or by which the Company, its Subsidiaries or any of their respective businesses or assets is or was affected. The corporate minute books of the Company and each of its Subsidiaries, copies of which have been made available to SAI, correctly reflect all resolutions adopted and all other material corporate actions taken at all meetings or through consents of the directors (including committees thereof) and the shareholders of the Company and each of its Subsidiaries. The stock transfer books and stock ledger of the Company and each of its Subsidiaries are complete and correctly reflect all issuances and transfers of the capital stock of the Company and each of such Subsidiaries.

                    (c) At the Closing the Company will have a tax basis of at least (i) $18 million in depreciable and/or amortizable assets for Federal income tax purposes, calculated in accordance with GAAP, less (ii) the amount by which such assets have been depreciated and/or amortized for Federal income tax purposes since January 1, 2000, calculated in accordance with GAAP.

         3.8 Absence of Changes. Except for Monital Retail Account Transactions, the transfer of the Distributed Business Items and the incurrence in the ordinary course of indebtedness in the ordinary course of business for working capital and/or under the Company's "8X" program, and except as otherwise set forth in Schedule 3.8, since December 31, 1999:

                    (a) neither the Company nor any of its Subsidiaries has entered into any material agreement or transaction which was not in the ordinary course of business;

                    (b) there has been no material damage to, destruction of or loss of physical property (whether or not covered by insurance) or any other material adverse change in the Company, its Subsidiaries, or their Assets, the Monitoring Business or any other business conducted by the Company or any of its Subsidiaries;

                    (c) except as permitted pursuant to Section 5.11, neither the Company nor any of its Subsidiaries has declared or paid any dividend or made any distribution (in cash, securities or other property) on its capital stock, or redeemed, purchased or otherwise acquired any of its capital stock;

                    (d) neither the Company nor any of its Subsidiaries has increased the compensation of its officers, or the rate of pay of its employees as a group; and there are no impending resignations or terminations of any officers or employees of the Company or any of its Subsidiaries;

                    (e) there has been no labor dispute involving the Company or any of its Subsidiaries;

                    (f) there has not been any material change in the contingent obligations of the Company or any of its Subsidiaries by way of guaranty, endorsement, indemnity, warranty or otherwise;

                    (g) there have not been any loans made by the Company or any of Subsidiaries to any of their employees, officers or directors;

                    (h) neither the Company nor any of its Subsidiaries has borrowed any amount or incurred or become subject to any liabilities (absolute or contingent), except non-material expenses incurred in the ordinary course of business;

                    (i) neither the Company nor any of its Subsidiaries has paid any material obligations or liabilities, other than current liabilities paid in the ordinary course of business;

                    (j) neither the Company nor any of its Subsidiaries has mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any of its properties or assets;

                    (k) neither the Company nor any of its Subsidiaries has sold, assigned, transferred or leased any of its assets other than in the ordinary course of business;

                    (l) neither the Company nor any of its Subsidiaries has made any material capital expenditures or commitments therefor;

                    (m) neither the Company nor any of its Subsidiaries has changed its accounting methods or practices;

                    (n) there has been no other event or condition of any character that has or can reasonably be expected to result in a Material Adverse Effect to the Company and its Subsidiaries;

                    (o) neither the Company nor any of it Subsidiaries has changed the pricing for its services or indicated that reduced pricing for their services could be expected; and

                    (p) neither the Company nor any of its Subsidiaries has, to the Knowledge of the Company or the Selling Shareholders received, verbally or in writing, any notice of intent to cancel or reduce use of its services by any Dealer.

         3.9 Liabilities and Indebtedness. Schedule 3.9 contains a true and complete list of each and every Liability of the Company and each of its Subsidiaries, including, but not limited to, all prebilled RMR and unearned revenue and each and every agreement or other instrument under or pursuant to which the Company or any of its Subsidiaries has outstanding indebtedness or obligations of greater than $10,000 individually or $50,000 in the aggregate. The Company has furnished SAI with true and correct copies of each such agreement and instrument, including all amendments and copies of any guarantee security agreements and/or financing statements executed by the Company or any of its Subsidiaries relating to said agreements. Neither the Company nor any of its Subsidiaries is in default in any material respect under any of its agreements or evidences of indebtedness. Except as recorded on the face of the Closing Balance Sheet or as disclosed on Schedule 3.9 attached hereto, neither the Company nor any of its Subsidiaries has any material (individually or in the aggregate) Liabilities or obligations, absolute or contingent.

         3.10 Material Contracts. Schedule 3.10 contains a true, accurate and complete list of each and every agreement, contract, arrangement or understanding of the Company and each of its Subsidiaries pursuant to which the Company or its Subsidiaries is obligated (or potentially obligated) to pay more than $10,000 or pursuant to which the Company or any of its Subsidiaries is obligated (or potentially obligated) to provide services with a value in excess of $10,000 ("Material Contract"). No party (including the Company or any of its Subsidiaries) to any Material Contract is in default in any material respect thereunder. Except as set forth on Schedule 3.10, neither the Company nor any of its Subsidiaries is a party to any Material Contract.

         3.11  Leases.

               (a) Schedule 3.11(a) contains a true and complete list of all real estate leases of the Company and each of its Subsidiaries (the "Real Estate Leases") and sets forth a brief summary of the principal terms thereof. True and complete copies of all such Real Estate Leases have been supplied to SAI, including all amendments thereto. The Company and its Subsidiaries will be able to utilize all of the Central Stations under such Real Estate Leases for those Facilities for the balance of the terms of their respective leases, including any renewal terms. Neither the Company nor its Subsidiaries or any Shareholder has any Knowledge of any intention on the part of any lessor to terminate any Real Estate Lease or raise the rental rate or take any other action that might make the continued use by the Company or any of its Subsidiaries of any of the Facilities housing the Central Stations more onerous.

               (b) Schedule 3.11(b) contains a true, accurate and complete list of every equipment lease of the Company and each of its Subsidiaries, including the Antenna Lease ("Equipment Leases") and sets forth a brief summary of the principal terms of each such lease. True, accurate and complete copies of all such Equipment Leases have been supplied to SAI, including all amendments thereto. The Company and its Subsidiaries will be able to utilize all of the equipment leased under such Equipment Leases for the balance of the terms of their respective leases, including any renewal terms. Neither the Company, its Subsidiaries nor any Shareholder has any Knowledge of any intention on the part of any lessor to terminate any Equipment Lease or raise the rental rate or take any other action that might make the continued use by the Company or any of its Subsidiaries of any of the equipment leased thereunder more onerous.

               (c) Schedule 3.11(c) contains a true, accurate and complete list of all Leases not listed in Schedules 3.11(a) or 3.11(b). Neither the Company, its Subsidiaries nor any other party is in default under the terms of any Lease. None of the Leases requires the consent of the lessors thereunder to the transactions contemplated by this Agreement. Consummation of the transactions contemplated hereby will not result in the cancellation of any of the Leases or the acceleration of the obligations thereunder. Prior to the Escrow Closing, the Company shall have obtained and delivered to SAI all necessary landlord and other lessor consents necessary for the Company and its Subsidiaries to operate the Central Stations, and to assume the rights of the Company or its Subsidiaries under the Leases.

         3.12 Title to Properties and Assets; Liens, etc. The Company or one of its Subsidiaries has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, claim, encumbrance, restriction or charge ("Lien"), except for the Liens listed on Schedule 3.12. The Company or its Subsidiaries own or lease all such equipment and properties as are necessary to the Monitoring Business and each other business conducted by the Company or its Subsidiaries. Schedule 3.12(a) contains a true, accurate and complete list of all (x) Leases which require the consent of a party other than the Company or its Subsidiaries in connection with the Merger, and (y) Assets of the Company and its Subsidiaries which consist of:

               (a)  Cash and Securities;

               (b)  Bank Accounts;

               (c)  Contracts;

               (d)  Real Estate;

               (e)  Equipment;

               (f)  Intellectual property;

               (g)  Leasehold interests in Real Estate Leases and Equipment
                    Leases;

               (h) The rights to the telephone lines used in the Monitoring Business, all of which are listed on Schedule 3.12(a);

               (i)  Accounts receivable;

               (j)  Prepaid expenses and deposits;

               (k) All books and records of the Company and each of its Subsidiaries, including without limitation all financial, accounting and personnel records, all original Contracts, monitoring and service records, lockout codes, computer codes, up and download codes and information, and all other documentation necessary or appropriate in order for the Company and its Subsidiaries to operate the Monitoring Business and the other business operated by the Company and its Subsidiaries;

               (l) All other contracts and commitments by which the Company or any of its Subsidiaries is bound;

               (m)  The goodwill of the Company;

               (n)  All contracts and policies of insurance; and

               (o) All other assets and rights used in the operation of the Monitoring Business, excepting only those listed on Schedule 3.12(b) as "Excluded Assets".

         All Equipment owned by the Company or any of its Subsidiaries is, and at the Closing will be, in good operating condition and repair, ordinarily wear and tear excepted. All of the Equipment is in compliance with all applicable statutes, rules, regulations and ordinances.

         Except as disclosed on Schedule 3.12(a), all real property owned by the Company or any of its Subsidiaries is free and clear of all Liens and is not subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature, except (a) liens for current taxes not yet due, and (b) (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company or its Subsidiaries, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. Except as disclosed on

Schedule 3.12(a), all buildings, plants, and structures owned by the Company and its Subsidiaries lie wholly within the boundaries of the real property owned by the Company or its Subsidiaries and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

         Schedule 3.12(b) is a true and complete list of those assets formerly owned by the Company or any of its Subsidiaries which have been distributed to the shareholders of the Company or any of its Subsidiaries or entities controlled by such shareholders at or prior to the Closing. Assets listed on
Schedule 3.12(b) which are to be distributed to the Selling Shareholders immediately prior to the Closing, if any, shall be referred to herein as "Excluded Assets." Except as disclosed on Schedule 3.12 or referred to specifically in this Agreement, other than the Excluded Assets, no Asset of the Company or any of its Subsidiaries has been disposed of since December 31, 1999, other than in the ordinary course of business.

         3.13 Form Contracts. Attached to Schedule 3.13 are the forms of agreements the Company and its Subsidiaries use with Dealers and Subscribers to document its arrangements for monitoring Dealer Owned Accounts (collectively, the "Form Contracts"). The Form Contracts include all contracts currently in use, and earlier forms of contracts that were used for agreements that are still in effect. Neither the Company nor any of its Subsidiaries has entered into any oral agreements with any Subscriber or Dealer, except for those agreements described in reasonable detail on Schedule 3.13. Except as disclosed on Schedule
3.13 there are no agreements with any Dealer or Subscriber materially varying from the provisions of the Form Contracts. Neither the Company nor any of its Subsidiaries provides monitoring to any Subscriber of a Dealer that has not executed a written contract with that Dealer. The Company and each of its Subsidiaries has delivered to SAI all of the Dealer Monitoring Agreements of the Company and its Subsidiaries and copies of the form agreements used by the respective Dealers for each Dealer Owned Account.

         3.14 Telephone Lines. Schedule 3.14 contains a true, accurate and complete list of (i) each telephone line being used in the operations of the Company and its Subsidiaries; (ii) the name of the owner of the line if other than the Company or one of its Subsidiaries, (iii) the name of the telephone service supplier for each line; (iv) all charges associated with each line, including without limitation, advertising and yellow pages charges, and (v) the specific use to which each line is put. Where the use of a line is dedicated to a particular Dealer or other entity, Schedule 3.14 also sets forth a brief description of the agreement for dedication of that line. Except as disclosed on
Schedule 3.14, the Company and its Subsidiaries have the exclusive right to use all the telephone lines. Except those disclosed on Schedule 3.14, there are no charges associated with the telephone lines. Immediately following the Closing the Company and its Subsidiaries will have all right, title, interest in and the right to use as currently used all of said telephone lines. All of the contract rights and outstanding obligations of the Company and its Subsidiaries with respect to any and all Yellow Page listings and advertisements are set forth on
Schedule 3.14. The Company will provide SAI with the forms of any and all telephone agency and supersession letters and will take such actions as are necessary for the continuing right of the Company and its Subsidiaries to use of all such telephone lines after the Closing.

         3.15 Compliance with Other Instruments. Neither the Company nor any of its Subsidiaries is in violation of any term of its respective Articles or Certificate of Incorporation or By-laws, or of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree applicable to the Company or such Subsidiary. The execution, delivery and performance of and compliance with this Agreement (i) have not resulted and will not result in any violation of, or conflict with, or constitute a default under, the Articles or Certificate of Incorporation or By-laws of the Company or any of its Subsidiaries or of the governing documents of any Selling Shareholder, (ii) have not resulted, and will not result, in the creation of, any Lien upon any of the properties or assets of the Company or its Subsidiaries or any Selling Shareholder, (iii) have not resulted and will not result in the loss of any license, permit, certificate, legal privilege or legal right enjoyed or possessed by the Company or any of its Subsidiaries; (iv) do not and will not give any party to any agreement to which the Company or any of its Subsidiaries is a party a right of termination; and (v) do not and will not require the consent of any other person or entity under any agreement, indenture, mortgage, lease or other instrument or undertaking by which the Company, any of its Subsidiaries or any Selling Shareholder is bound or to which any of their respective properties are subject. No Selling Shareholder is a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by such Selling Shareholder, such Selling Shareholder's approval of the Merger or the conversion of such Shareholder's shares of Company Common pursuant to the Merger.

         3.16  Compliance with Laws.

               (a) The Company and each of its Subsidiaries has complied, and is currently in compliance, with all laws, rules, regulations, and orders applicable to the operation of its remote alarm monitoring business or any other business conducted by the Company or any such Subsidiary. Neither the Company nor any of its Subsidiaries has taken any action which would, or failed to take any action which failure would, in any way preclude or prevent the Company or any such Subsidiary from continuing to operate the Monitoring Business or any other business conducted by the Company or any such Subsidiary following the Closing. The Company and its Subsidiaries, and their respective employees, have, and following the Closing, the Company, its Subsidiaries, and their respective employees will continue to have, all Permits necessary for the conduct of the Monitoring Business (including, if required separate licenses required for the monitoring of burglar alarm systems, fire alarm systems and combined systems) and any other business conducted by the Company or any such Subsidiary in all jurisdictions in which the Company or any such Subsidiary does business, and all such Permits are currently in effect.
                    Schedule 3.16(a) contains a true, accurate and complete list of all states in which the Company, its Subsidiaries or individuals acting on their behalf are licensed, the entities and individuals licensed in each of such state and the Accounts with respect to which such entities and individuals are licensed.

               (b) No violations are, or have been, recorded in respect of any such Permits and no proceedings are pending, or to the Knowledge of the Company and the Selling Shareholders, threatened concerning revocation or limitation of any such Permit. No such Permit will be revoked as a result of the transactions contemplated by this Agreement. Copies of all Permits used in the conduct of the business of the Company and its Subsidiaries are attached to Schedule 3.16.

               (c) To the Knowledge of the Company and the Selling Shareholders, all of the Dealers for which the Company and its Subsidiaries provide Monitoring Services are licensed as installers of security systems by the appropriate entities in the jurisdictions in which they conduct business, and neither the Company, its Subsidiaries nor any of their respective shareholders are aware of any fact which could lead to the revocation or suspension of any of such Dealer's licenses.

         3.17 Intellectual Property. The Company and each of its Subsidiaries owns or has the right to use, and following the Closing the Company and each of its Subsidiaries will continue to own and have the right to use, free and clear of all Liens, all Intellectual Property used in the conduct of their respective businesses without infringing upon or otherwise acting adversely to the right or claimed right of any person. Schedule 3.17 contains a true and complete list of the Intellectual Property of the Company, its Subsidiaries and the owner(s), licensors, grantors and licensee(s) thereof. Except as disclosed on Schedule 3.17, neither the Company nor any of its Subsidiaries is, or following the Closing will be, obligated or under any liability to make any payments for royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property, with respect to the use thereof or in connection with the conduct of its business or otherwise. Neither the Company nor any of its Subsidiaries has granted any licenses allowing third parties to use any of the Intellectual Property of the Company or its Subsidiaries. The conduct of the Monitoring Business or any other business conducted by the Company and its Subsidiaries does not, and will not, violate the Intellectual Property or any other proprietary interest of any other Person. The Company and its Subsidiaries possess, and after the Closing will possess, ownership of or licenses to utilize all proprietary technology necessary for the conduct of the Monitoring Business and any other business conducted by the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is in default under any agreement governing its use of any Intellectual Property.

         3.18  Schedule 3.18 consists of the following:

               (a) Schedule 3.18(a) is a true, accurate and complete list of the Dealer Monitoring Agreements of the Company, its Subsidiaries, and sets forth completely and accurately, as of April 30, 2000 (i) the RMR due from each Dealer under each such agreement; (ii) the agings of the accounts receivable from each Dealer under each such agreement; and
                    (iii) the method of billing such Dealers.

               (b) Except as disclosed on Schedule 3.18(a), all Accounts and Dealer Monitoring Agreements or included in the RMR are evidenced by written contracts, except those oral agreements described on Schedule 3.18. The Accounts and Dealer Monitoring Agreements arose in bona-fide arms length transactions in the normal course of business and such agreements are valid and binding obligations of the Dealers and Subscribers that are parties thereto without any counterclaims, set-offs or other defenses thereto, and neither the Company, its Subsidiaries or any selling Shareholder has any basis to believe that the amounts payable under such Accounts and Dealer Monitoring Agreements are not collectible. Neither the Company nor any of its Subsidiaries has any basis to believe that any Account or Dealer Monitoring Agreement will not continue in existence after the Closing.

         3.19 Litigation, etc. There are no actions, suits, proceedings or investigations pending or threatened against the Company, its Subsidiaries or their respective properties before any court, arbitration panel or governmental agency (nor, to the Selling Shareholder's or the Company's Knowledge, is there any reasonable basis therefor), nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company, its Subsidiaries or their respective assets or the Monitoring Business or any other business conducted by the Company and its Subsidiaries, except as described on Schedule
3.19. Schedule 3.19 also contains a true and complete list of every incident for the last five years in which a Subscriber or third party asserted that it experienced a loss related to any failure or omission of the Company, its Subsidiaries (other than Monital except to the extent disclosed in the Monital Acquisition) or their provision of Monitoring Services, a short description of the claim and its current status or resolution.

 3.20 Related Party Transactions. Except as disclosed on Schedule 3.20, neither the Company, its Subsidiaries nor any shareholder, officer, director, employee of the Company, its Subsidiaries, or any member of their immediate families, is, directly or indirectly, interested in any contract with the Company or its Subsidiaries, including but not limited to any agreement, written or unwritten, for employment or consulting, or any lease for real or personal property. No officer or employee of the Company or its Subsidiaries is a party to or bound by any agreement, contract or commitment, or subject to any restrictions (including confidentiality or non-compete restrictions) in connection with any previous or current employment of any such person, which adversely affects, or in the future may adversely affect, the business of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a guarantor or indemnitor of any indebtedness of any other Person, except as disclosed on Schedule 3.20. All existing agreements between each Shareholder and the Company or its Subsidiaries have been (or on or prior to the Closing will be) terminated and, thereafter, except as contemplated herein, such Shareholder will not be a party to, subject to or bound by any agreement, commitment or understanding whatsoever between such Shareholder and the Company.

 3.21  Securities Law Compliance.

       (a) Each of the Selling Shareholders understands and agrees that: (i) the SAI Preferred to be issued pursuant to the Merger has not been, and as of the Effective Time will not be, registered under the Securities Act or under any state securities laws; (ii) the SAI Preferred is being offered and issued in reliance upon Federal and state exemptions for transactions not involving any public offering; (iii) a "stop transfer" order will be placed against the certificates representing shares of SAI Preferred issued pursuant to the Merger until such time as (A) such SAI Preferred is registered under the Securities Act or (B) until SAI has received an opinion of counsel satisfactory to it that a proposed transfer or sale does not require registration or qualification under applicable law; and (iv) until removed in accordance with Section 5.17, the certificates representing the shares of SAI Preferred and SAI Common issued in the Merger will bear the legend set forth below:

              The shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or any applicable state securities laws, in reliance on exemptions under the Act and applicable state securities laws. No transfer or sale of these shares or any interest therein may be made without such registration and qualification unless the issuer has received an opinion of counsel satisfactory to it that a proposed transfer or sale does not require registration or qualification under applicable law.
     (b) The Selling Shareholders each further represent that: (i) he is acquiring the SAI Preferred to be acquired him pursuant to the Merger solely for his own account for investment purposes and not with a view to the distribution thereof within the meaning of the Securities Act; (ii) he is a sophisticated investor with knowledge and experience in business and financial matters and is an "accredited investor" within the meaning of Rule 501 under the Securities Act; (iii) he has had access to all SAI SEC Reports filed by SAI during the current year and the year preceding the current year, and has had the opportunity to obtain additional information and ask questions and receive answers as desired in order to evaluate the merits and risks inherent in holding the SAI Preferred;
            (iv) he has not been offered the SAI Preferred by any form of general advertising or general solicitation; and (v) he is able to bear the economic risk and lack of liquidity inherent in holding the SAI Preferred.

  3.22 Brokers or Finders. Neither the Company, its Subsidiaries nor any Shareholder has dealt with any broker or finder, and have not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, its Subsidiaries or any Selling Shareholder, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the transactions contemplated by this Agreement.

  3.23 Tax Matters. The Company and each of its Subsidiaries: (i) has timely filed all income, sales and employment tax returns that are required to have been filed with all appropriate federal, state, county and local governmental agencies that relate to the Company or its Subsidiaries or with respect to which the Company or any of its Subsidiaries is liable or otherwise in any way subject, including without limitation all tax returns due for the period ending December 31, 1999, (and all such returns fairly reflect the operations of the Company and its Subsidiaries for tax purposes), and all taxes, fees, assessments and governmental charges of any nature ("Taxes") shown by such returns to be due and payable have been paid, except for those amounts set forth on Schedule 3.23 as being contested in good faith and for which appropriate amounts have been reserved and are reflected on the Company's Financial Statements, and will be reflected on the Escrow Date Balance Sheet or the Closing Date Balance Sheet, as the case may be, in accordance with GAAP; (ii) has timely paid all Taxes owed by it or which it is obligated to withhold from amounts owing to any employee (including without limitation social security taxes), creditor or third party and (iii) has not waived any statute of limitations with respect to taxes or agreed to any extension of time with respect to a tax assessment or deficiency. The assessment of any additional Taxes for periods for which returns have been filed will not exceed the liability therefor appearing on the Escrow Date Balance

Sheet or the Closing Date Balance Sheet, as the case may be, and there are no material unresolved questions or claims concerning the tax liability of the Company, its Subsidiaries. The tax returns of the Company and its Subsidiaries have not been reviewed or audited by any federal, state, local or county taxing authority. There is no pending dispute with any taxing authority relating to any of said tax returns. The Company's Financial Statements do, and the Escrow Date Balance Sheet and the Closing Date Balance Sheet will, accurately reflect all of the tax liability of the Company and its Subsidiaries for Taxes as of their respective dates. All of the income, sales and employment-related tax returns of the Company and its Subsidiaries for the years 1997, 1998 and 1999 are attached to Schedule 3.23. The books of the Company and its Subsidiaries will be closed as of the Closing Date in order to properly determine the Taxes due for the period ending on the Closing Date. The Selling Shareholders will fully cooperate with the Company and its Subsidiaries in preparing their respective tax returns, including, but not limited to, those for the stub period ending on the Closing Date (the "Stub Period"). Neither the Company nor the Selling Shareholders have taken or failed to take, or prior to the Closing will take or fail to take, any action which would result in the loss of the Company's status as a Subchapter S corporation or which would otherwise affect the Company's status as a Subchapter S Corporation prior to Closing.

  3.24 Insurance. The Company and each of its Subsidiaries has valid workers' compensation, fire, casualty, liability and errors and omissions policies, in such amounts and with such coverage as is reasonably related to the foreseeable risks of the Company and its Subsidiaries, in each case with reputable insurers. The Company has provided to SAI true, accurate and complete copies of all such policies. All of the fire, casualty, liability and errors and omissions policies of the Company and its Subsidiaries are "occurrence" policies not "claims made" policies. Neither the Company nor any of its Subsidiaries (a) is in default with respect to any provision contained in any such policy, or (b) has failed to give any notice or present any claim under any such policy in due and timely fashion. Neither the Company nor any of its Subsidiaries will be placed in default, nor will their coverage be canceled, as a result of the transactions contemplated by this Agreement. There are no outstanding unpaid claims under any such policy. Neither the Company nor any of its Subsidiaries has received notice of, nor have they Knowledge of, any inaccuracy in any application for such policies, any failure to pay premiums when due or any similar state of facts that might form the basis for termination of any such insurance or rejection of any claim. Within three years prior to the Closing Date, neither the Company nor any of its Subsidiaries has canceled or terminated any insurance policy, nor has any insurance company canceled or terminated any insurance policy of the Company or its Subsidiaries or rejected any claim under such policy. All such policies will remain in full force and effect following the Closing. Following the Closing, the Company and its Subsidiaries will be able to cancel all such policies upon no more than thirty (30) days written notice without payment of any additional premium or any penalty.

  3.25 Pension Plans. Neither the Company nor any of its Subsidiaries maintains or contributes to, or has any obligation under, or on the Closing Date will maintain, contribute to, or have any obligation under, any Employee Benefit Plan other than those identified on Schedule 3.25. The Company has provided SAI with true, accurate and complete copies of all contracts, agreements, and documents described in Exhibit 3.25.

        (a) ERISA and Code Compliance and Liability. The Company and each ERISA Affiliate is in compliance with all applicable provisions of ERISA with respect to all Employee Benefit Plans. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. No material liability has been incurred by the Company or any ERISA Affiliate that remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan.

        (b) Funding. No Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Company or any ERISA Affiliate failed to make any contributions or to pay and amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041)(c)(3)(C), 4063(a) or 4068 of ERISA with respect to any Pension Plan.

        (c) Prohibited Transactions and Payments. Neither the Company nor any ERISA Affiliate has (i) engaged in a non-exempt "prohibited transaction" as such term is defined in Section 406 of ERISA or
              Section 4975 of the Code; (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid; (iii) failed to make a required contribution or payment to a Multiemployer Plan; or (iv) failed to make a required installment or other required payment under Section 412 of the code.

        (d) No Termination Event. No Termination Event has occurred or is reasonably expected to occur.

        (e) ERISA Litigation. No material proceeding, claim, lawsuit and/or investigation is existing or threatened concerning or involving any (i) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Company or any of its Subsidiaries, (ii) Pension Plan or (iii) Multiemployer Plan.

  3.26  Directors, Officers and Employees.

        (a) Directors, Officers and Employees. Schedule 3.26 sets forth the names of each director, officer and employee of the Company and each of its Subsidiaries and states the rate of compensation payable to each. Attached to Schedule 3.26 are copies of each written employment agreement and noncompetition agreement with any of such directors, officers and employees. Except as set forth in
              Schedule 3.26, no such agreement shall cause the Company or its Subsidiaries to make additional payments as a result of the Merger.

        (b) Labor Matters. Neither the Company nor any of its Subsidiaries has been, or is, a party to any collective bargaining agreement with any union representing any of its employees. The Company and each of its Subsidiaries has been, and is, in compliance with all applicable laws, rules and regulations relating to employment and employment practices, immigration laws, terms and conditions of employment, wages and hours. None of the employees of the Company or its Subsidiaries is represented by a labor union. There has not been, and there are not presently, pending or threatened any unfair labor practice or discrimination charges or complaints against the Company or its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar national, state or local body.

        (c) Continued Service by Certain Employees. Mr. Thomas J. Few Sr. has agreed, without additional consideration, to remain employed by SAI, the Company or its Subsidiaries at his current compensation level. The individuals listed on Schedule 3.26(c) will continue to act as the Company's qualifying license holders. The Selling Shareholders agree to have each such employee execute a letter agreement with SAI providing for the following:

              (i) Continued employment by SAI, the Company or a Subsidiary of the Company;

              (ii)  Continued compensation at current levels; and

              (iii) Confidentiality and non-competition undertakings.

   3.27   Environmental Matters.

          Except as set forth in Schedule 3.27:

          (a) The Company and its Subsidiaries are, and at all times have been, in full compliance with, and have not been and are not in violation of or liable under, any Environmental Law. None of the Selling Shareholders or the Company or its Subsidiaries has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any order, notice, or other communication from (i) any governmental body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any owned or leased property or facility ("Facilities"), of any actual or potential violation or failure to comply with any Environmental Law, or of any obligation to undertake or bear the cost of any environmental, health, and safety liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company or its Subsidiaries has had an interest, or with respect to any property or Facility at or to which hazardous materials were generated, manufactured, refined, transferred, imported, used, or processed by the Company, or any other Person for whose conduct they are or may be held responsible, or from which hazardous materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

          (b) There are no pending or, to the Knowledge of the Selling Shareholders, the Company or its Subsidiaries, threatened claims, Liens, or other restrictions of any nature, resulting from any environmental, health, and safety liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Company has or had an interest.

          (c) None of the Selling Shareholders or the Company or its Subsidiaries has Knowledge of any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to hazardous activity, hazardous materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any environmental, health, and safety liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company or its Subsidiaries had an interest, or with respect to any property or Facility to which hazardous materials generated, manufactured, refined, transferred, imported, used, or processed by the Company, or its Subsidiaries or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

          (d) There are no hazardous materials present on or in the environment at the Facilities or at any geologically or hydrologically adjoining property, including any hazardous materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon.

          (e) There has been no release or, to the Knowledge of the Selling Shareholders, the Company, or its Subsidiaries threat of a release, of any hazardous materials at or from the Facilities or at any other locations where any hazardous materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which the Company or its Subsidiaries has or had an interest, or to the Knowledge of the Selling Shareholders, Company or its Subsidiaries any geologically or hydrologically adjoining property, whether by the Company, its Subsidiaries or any other Person.

The Selling Shareholders have delivered to SAI true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by or on behalf of the Company pertaining to hazardous materials or hazardous activities in, on, or under the Facilities, or concerning compliance by the Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

     3.28 UL Compliance and Compliance with Laws. The Central Stations are certified by Underwriters Laboratories, Inc. ("U.L."). A copy of each U.L. listing of the Central Stations is attached to schedule 3.28. The Selling Shareholders are not aware of any reason why the Central Stations would lose their U.L. certifications. No Accounts require inspections to be or remain in compliance with any governmental regulation, law or code, and all Accounts are in compliance with any applicable code or regulation.

     3.29 Ownership of Stock. The Selling Shareholders are the lawful owners, both beneficially and of record, of the Shares, have good and marketable title to the

Shares and, except for the King Option referred to in Section 3 of the Letter of Intent, such ownership and title are free and clear of all liens, encumbrances, preemptive rights, shareholders' agreements, voting trusts or similar agreements, rights of first refusal, restrictions on transfer and other restrictions and claims of every kind. The Shares are fully paid and non-assessable and have the rights set forth in the Company's Articles or Certificate of Incorporation and Bylaws. Schedule 3.29 sets forth the Shares owned by each Shareholder; and each Selling Shareholder has good and marketable title to the Shares owned by such Selling Shareholder.

     3.30 Proxy Statement. The information supplied by the Company for inclusion in the Proxy Statement shall not, at the time the Proxy Statement is first mailed to the stockholders of SAI, at the time of the SAI Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading. If at any time prior to the Effective Time any event relating to the Company, it Subsidiaries or any of their respective affiliates, officers or directors should be discovered by the Company which should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform SAI.

     3.31 Representations and Warranties True on Closing Date. The representations and warranties made by the Selling Shareholders herein, and all statements made in any exhibit, schedule or certificate or other document or instrument furnished pursuant to this Agreement, do not contain, and as of the Closing will not contain, any untrue statement of a material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Selling Shareholders have clearly and fully disclosed to SAI, in writing, all material facts concerning the Company and its Subsidiaries necessary for SAI to accurately evaluate its investment in the Company and its Subsidiaries, their Assets and the Monitoring Business and other business conducted by the Company and its Subsidiaries.

     3.32 Representations relating to Monital. Notwithstanding anything in this Agreement to the contrary, the Selling Shareholders' representations and warranties as they relate to Monital, are made to the Knowledge of the Selling Shareholders, the Company, the Central Regional Manager of the Company, the National Sales Manager of the Company, the Company's Subsidiaries (except Monital) and the respective officers, directors, legal counsel and financial advisors of the Company and its Subsidiaries (except Monital) for all facts, circumstances and conditions occurring with respect to Monital prior to the consummation by the Company of the Monital Acquisition. The Selling Shareholders hereby represent and warrant that (i) they have disclosed and provided, or prior to the Escrow Closing Date will have disclosed and provided, to SAI all documents and information received by the Selling Shareholders and/or their representatives during the course of their due diligence investigation of Monital

(including without limitation, their document review and management interviews) and (ii) they have no Knowledge that any of the representations and warranties made in the transaction documents for the Monital Acquisition are untrue.

     3.33 Selling Shareholder Released Claims. Neither the Company nor any Subsidiary has any pending claim or cause of action of any kind whatsoever against any Selling Shareholder, including, but not limited to, any claim relating to such Selling Shareholder's performance of his duties as an officer, director or employee of the Company or any of its Subsidiaries, or any facts or circumstances which now or , with the passage of time, would give rise to any such claim or cause of action. Neither the Company nor any Subsidiary has assigned or otherwise transferred, or prior to the Closing will assign or otherwise transfer, any right or interest in or to any such claim or cause of action, including, but not limited to, Selling Shareholder Released Claims.

                                   ARTICLE 4

                        REPRESENTATIONS, WARRANTIES, AND
                   ACKNOWLEDGEMENTS OF SAI AND KING ACQUSITION

     SAI and King Acquisition, jointly and severally, represent, warrant, and acknowledge to the Selling Shareholders that:

     4.1 Incorporation. SAI is a validly existing corporation in good standing under the laws of the State of Delaware. King Acquisition is a validly existing corporation in good standing under the laws of the state of Delaware.

     4.2 Power and Authority. SAI and King Acquisition each have the requisite corporate power and authority to own and operate their respective properties and assets, and to carry on their respective businesses as presently conducted and as proposed to be conducted. Subject to approval of the Merger and other transactions contemplated herein by the shareholders of SAI and its lenders, SAI and King Acquisition each have all requisite corporate power and authority to execute and deliver this Agreement; to consummate the Merger and to carry out and perform its obligations under the terms of this Agreement.

     4.3 Authorization. All action on the part of SAI and King Acquisition necessary for the authorization, execution, delivery and performance of this Agreement and the performance of all of the obligations of SAI and King Acquisition hereunder have been taken or will be taken prior to the Closing. This Agreement has been duly executed and delivered by SAI and King Acquisition, respectively, and constitutes their valid and binding obligations, enforceable against each in accordance with its terms. Except as contemplated by this Agreement, no filing or registration with any court or governmental or regulatory agency or board is required to be made on behalf of SAI or King Acquisition in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     4.4 SAI Securities. SAI has taken, or prior to the Closing will take, all actions necessary to authorize and approve the issuance of the SAI Preferred and the SAI Common to be issued in connection with the Merger, and as of the Effective Time the SAI Preferred and the SAI Common will, when issued in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable. Except as contemplated in the Letter of Intent, there are no statutory or contractual shareholders' preemptive rights or rights of refusal with respect to the issuance of the SAI Preferred or the SAI Common upon consummation of the Merger.

     4.5 Commission Filings. SAI has filed and made available to the Company and the Shareholders all forms, reports and documents required to be filed by SAI with the SEC under the Securities Exchange Act, and the Securities Act during the one year period ending on the date hereof (collectively, the "SAI SEC Reports"). The SAI SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Exchange Act, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SAI SEC Reports or necessary in order to make the statements in such SAI SEC Reports, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of SAI included in the SAI SEC Reports (the "SAI Financial Statements") complied when filed as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and were, when filed, in accordance with the books and records of SAI, complete and accurate in all material respects, and presented fairly the consolidated financial position and the consolidated results of operations, changes in Shareholders' equity and cash flows of SAI and its Subsidiaries as of the dates and for the periods indicated, in accordance with generally accepted accounting principles, consistently applied, subject in the case of interim financial statements to normal year-end adjustments and the absence of certain footnote information.

     4.6 Litigation, etc. Except as previously disclosed to the Selling Shareholders or included in the SAI SEC Reports, there are no actions, suits, proceedings or investigations pending or, to SAI's Knowledge, threatened against SAI before any court, arbitration panel or governmental agency (nor, to SAI's Knowledge, is there any reasonable basis therefor) which were not incurred in the ordinary course and would have a material adverse effect on SAI, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding, that in any such case seeks to enjoin or challenge the transactions contemplated hereby.

     4.7 Disclosure. The representations and warranties made by SAI herein, and all statements made in any exhibit, schedule or certificate furnished by SAI pursuant to this Agreement, do not contain, and at the Closing Date will not contain, any untrue statement of a material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE 5

                      COVENANTS OF THE SELLING SHAREHOLDERS
     5.1 Maintenance of Business. From the date hereof until the Closing, the Selling Shareholders shall cause the Company and its Subsidiaries to carry on and preserve the business, goodwill and the relationships of the Company, its Subsidiaries and the Monitoring Business and any other business conducted by the Company or its Subsidiaries with Dealers, Subscribers, suppliers, employees, agents and others in substantially the same manner as they have been prior to the date hereof. The Company will provide SAI with prior notice prior to making any changes to employee compensation or benefits.

     5.2 Absence of Certain Changes. From the date hereof until the Closing, except for the Monital Retail Account Transactions, the transfer of the Distributed Business Items or as otherwise expressly permitted or contemplated hereby, the Selling Shareholders shall not cause or permit the Company and its Subsidiaries to, and neither the Company nor any of its Subsidiaries shall, without SAI's prior express written consent:

          (a) incur any additional indebtedness for money borrowed, or guarantee any indebtedness or obligation of any other party other than the incurrence of working capital indebtedness and 8x program debt in the ordinary course of business;

          (b) pay any dividends or make any distributions to its shareholders (other than distributions permitted pursuant to Section 5.11) with respect to its capital stock;

          (c) issue any capital stock or securities convertible into capital stock or grant or issue any options, warrants or rights to subscribe for its capital stock or securities convertible into its capital stock;

          (d) enter into, amend or terminate any agreement or arrangement, other than in the ordinary course of business and the Company shall notify SAI prior to entering into, amending or terminating any material agreement or arrangement even in the ordinary course of business;

          (e) increase the compensation payable or to become payable to any of its officers, employees or agents, or adopt or amend any employee benefit plan;

          (f) acquire or dispose of any properties or assets used in its business except in the ordinary course of business;

          (g) permit any change in its business or the manner in which its books and records are maintained;

          (h) create or suffer to be imposed any lien, mortgage, security interest or other charge on or against its business, properties or assets;

          (i) acquire any new accounts other than pursuant to transactions mutually consented to by SAI and the Company;

          (j) engage in any activities or transactions outside the ordinary course of its business as conducted at the date hereof; or

          (k) agree or commit to any of the foregoing.

     5.3 Necessary Consents. Prior to the Closing, the Selling Shareholders will use their best efforts to obtain written consents and take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby and to allow the continuation of the business and operations of the Company and its Subsidiaries after the Closing, including but not limited to, any consents required with respect to any Real Estate Leases or Equipment Leases for continued use of such Facilities and Equipment following the Closing on the terms set forth in such Real Estate Leases and Equipment Leases (collectively, "Required Consents").

     5.4 Access to Information. From the date hereof until the Closing, the Company and the Selling Shareholders shall give SAI and its accountants, legal counsel and other representatives full access, during normal business hours, to all of the properties, books, contracts, commitments and records relating to the business, Assets and Liabilities of the Company and its Subsidiaries, and will furnish SAI, its accountants, legal counsel and other representatives during such period all such information concerning their affairs as SAI may reasonably request; provided, that any furnishing of such information or any investigation by SAI shall not affect SAI's right to rely on the representations, warranties and covenants made by the Selling Shareholders in this Agreement. SAI shall, to the extent that it has actual Knowledge, based on its review of materials received from the Company, of any misstatements or omissions in the Company's disclosure schedules, use its best efforts to inform the Company of such misstatements or omissions.

     5.5 Certain Defaults; Litigation. The Selling Shareholders will give prompt notice to SAI of:

          (a) any default by the Company, its Subsidiaries or any other party, subsequent to the date of this Agreement and prior to the Closing under any instrument or agreement to which the Company or any of its Subsidiaries is a party or by which it is bound, which default could, if not remedied, result in any Material Adverse Effect on the Company, its Subsidiaries or the Monitoring Business or other business conducted by the Company or its Subsidiaries or which would render incorrect any representation or warranty made herein, and

          (b) any suit, action, proceeding or investigation instituted or threatened against or affecting the Company, its Subsidiaries or the Monitoring Business or other business conducted by the Company and its Subsidiaries subsequent to the date of this Agreement and prior to the Closing.

     5.6 Assistance in Transition. From the date hereof until the Closing, the Selling Shareholders shall provide, and cause the Company and it Subsidiaries to provide, SAI all reasonable assistance in connection with the transition of ownership and management of the Company and its Subsidiaries.

     5.7 Other Negotiations. Except as expressly set forth in the Letter of Intent, from the date hereof until the termination of this Agreement, the Selling Shareholders and the Company will not, and will cause the Company's officers and directors not to, initiate discussions or negotiate, or authorize any Person to discuss or negotiate on behalf of the Selling Shareholders or the Company, with any party other than SAI, or entertain or consider any inquiries or proposals received from any party other than SAI, concerning the possible disposition of all or any portion of the business, assets or capital stock of the Company or its Subsidiaries.

     5.8 Assistance in Compliance with Loan Covenants. The Company and the Selling Shareholders will cooperate with in (i) SAI's negotiating of all of the documentation to be entered into by the Company, the Shareholders, SAI, SAI's lenders, and any other party in connection with obtaining financing for the acquisition of the Shares, (ii) any actions required of SAI, the Company or the Shareholders to comply with the covenants contained in any loan agreement with SAI's lenders and (iii) closing the transactions contemplated thereby or by this Agreement. Each Selling Shareholder agrees to enter into a Consent to Assignment of Acquisition Instruments, in the form of Exhibit 5.8(a) hereto, pursuant to which such Selling Shareholder will agree that SAI's lenders may enforce SAI's remedies under this Agreement in the event of SAI's default under its loan agreements with such lenders. In addition, the Selling Shareholders will use their best efforts to cause each lessor under the Leases to enter into an agreement, in the form of Exhibit 5.8(b), collaterally assigning the Company's interests in each such lease to SAI's lenders.

     5.9 Noncompetition and Nonsolicitation. The Selling Shareholders each acknowledge that but for their agreement to be bound by the terms of this
Section 5.9, SAI would not consummate the transactions contemplated by this Agreement. From the date hereof until the fifth (5th) anniversary of the Closing Date (unless otherwise provided), each Selling Shareholder agrees that he will refer all inquiries by current or former clients (as of the Closing) of the Company and its Subsidiaries relating to the business of the Company and its Subsidiaries to SAI, and that he will not, directly or indirectly:

          (a) enter into competition with the Company or SAI, or their respective Subsidiaries, by establishing a remote alarm system monitoring center providing monitoring services to any location within twenty five (25) miles of any location where the Company, SAI or their respective Subsidiaries provide such services;

          (b) provide, or solicit any Dealer or Subscriber for the purposes of providing, any services similar to those provided by the Company, SAI or their respective Subsidiaries, either directly or through any other Person.

          (c) reveal the customer list of the Company or its Subsidiaries to any Person;

          (d) employ any employee of the Company, SAI or their respective Subsidiaries or solicit or encourage any such employee to terminate his or her employment with any of the foregoing (other than employees who have worked primarily for the Transferred Business Units and who accept employment with Morlyn on or prior to Closing), at any time within one year after such employee's termination of employment with the Company or SAI; or

          (e) for so long as the Company and its Subsidiaries are engaged in the Monitoring Business and its other businesses, take any other action which is intended to, or which would reasonably be expected to:

              (i) adversely affect the Company's, SAI's or their respective Subsidiaries' interest in any Contract;

              (ii) adversely affect the Company's, SAI's or their respective Subsidiaries' contractual relationship with any Dealer or Subscriber; or

              (iii) discourage any Dealer, Subscriber or supplier from continuing its business relationship with the Company, SAI or their respective Subsidiaries after the Closing on the same terms as were maintained prior to the Closing.

     For purposes of this Section 5.9, the term "Selling Shareholder" shall also include any corporation, partnership or other business entity in which a Selling Shareholder now or in the future owns, directly or indirectly, a controlling equity interest, and the parents, spouse, or children, of a Selling Shareholder, or any entity in which any of them own, directly or indirectly, a controlling interest. Notwithstanding any other provision of this Agreement, each Selling Shareholder agrees that money damages would not be a sufficient remedy for breach of this Section 5.9 and that SAI shall be entitled to specific performance, injunctive relief or other equitable relief as a remedy for breach of this Section 5.9; provided, however, that all such equitable remedies would be in addition to all remedies available at law to SAI.
     5.10 Confidentiality. From the date hereof until the Closing, the Selling Shareholders will, and will cause the Company and its Subsidiaries and their respective officers, directors and employees to, treat as strictly confidential all Confidential Information concerning SAI, the Company and their respective Subsidiaries that is not part of the public domain and shall not disclose any such information to any third party. At all times after the Closing each of the Selling Shareholders will treat and hold as confidential all Confidential Information concerning SAI, the Company and their respective Subsidiaries, refrain from using any of such Confidential Information (except, as applicable, in direct furtherance of such Shareholder's duties on behalf of SAI, the Company or their respective Subsidiaries (as directed by SAI)) and shall deliver promptly to the SAI or the Company or destroy, at the request and option of SAI, all tangible embodiments (and all copies) of Confidential Information concerning SAI, the Company or their respective Subsidiaries which are in such Shareholder's possession. In the event that any of the Selling Shareholders is requested or required (by oral question or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information concerning SAI, the Company or their respective Subsidiaries, such Shareholder will notify SAI promptly of the request or requirement so that SAI may seek an appropriate protective order or waive compliance with the provisions of this Section 5.10. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Selling Shareholders is, on the advice of counsel, compelled to disclose any of such Confidential Information to any tribunal or else stand liable for contempt, such Selling Shareholder may disclose such Confidential Information to the tribunal; provided, however, that the disclosing Selling Shareholder shall, upon the request of SAI or the Company and at their expense, exert all reasonable efforts to obtain an order or other assurance that confidential treatment will be accorded to such portion of the Company Confidential Information required to be disclosed as the Company or SAI shall reasonably designate.

     5.11 Tax Returns. The Selling Shareholders agree to cause the Company and its Subsidiaries to file for all tax periods prior to the Closing Date, all Federal, state, and local income, property, and payroll tax returns. The Selling Shareholders hereby agree to indemnify SAI pursuant to Article 10 hereof for any costs incurred for any unpaid tax liabilities related to the Company or its Subsidiaries arising from any state of facts existing prior to the Closing Date, including, but not limited to, Federal, state, and local income taxes. With regard to the partial tax year ended on the Closing Date (the "Stub Period"), the Selling Shareholders shall cause the Company's final Subchapter S return for such period to be prepared and filed. The Company will cause its Subsidiaries to prepare and file in a timely manner their final tax return(s) for the Stub Period consistent with the basis for preparation previously disclosed by Weil Gotshall. The Company will make a distribution to the Selling Shareholders in an amount equal to their Federal and state tax liability arising from the inclusion of the Company's income on their personal Federal and state tax returns for such period as reflected on such tax returns or as certified to SAI by the accountant preparing such returns to the extent not previously distributed by the Company. The Selling Shareholders will indemnify the Company for any tax liability of the Company or its Subsidiaries for the Stub Period in excess of the amount shown on the final tax returns of the Company and its Subsidiaries for the Stub Period.

     5.12 Financial Statement Audits. If at any time SAI deems it necessary or advisable to have an independent audit performed on the financial statements of the Company or its Subsidiaries, (including, without limitation, in connection with the Proxy Statement), the Selling Shareholders will fully cooperate with SAI and the independent auditors in the performance of the audit. In furtherance and not in limitation of the foregoing, the Selling Shareholders will cooperate and provide all assistance reasonably requested by SAI's independent accountants and the Company's independent accountants (including without limitation, executing any and all customary management representation letters with respect to the Company's financial statements) in connection with the preparation and delivery to SAI of audited financial statements and for the Company as of and for each of the fiscal years ended December 31, 2003.

     5.13 Disclosure to State Taxing Authorities. The Selling Shareholders shall make all necessary disclosures related to the exchange of the Shares in connection with the Merger as are required under the applicable state laws, and no amounts are required to be withheld from consideration to be received by the Selling Shareholders in connection with the Merger pursuant to such laws.

     5.14 Update Disclosure; Breaches. From and after the date of this Agreement until the Closing, the Selling Shareholders shall promptly notify SAI, by written update to the attachments hereto, of (i) the occurrence or non-occurrence of any event which would be likely to cause any condition to its obligations to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (ii) any fact, condition or occurrence which would be likely to result in any of the representations or warranties of the Selling Shareholders not being true and correct as of the Closing, or (iii) the failure of the Selling Shareholders to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Company, its Subsidiaries or the Selling Shareholders pursuant to this Agreement which would be likely to result in any condition to the obligations of any Party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. The delivery of any notice pursuant to this Section 5.14 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to SAI.

     5.15 Waiver and Release. Subject to, and conditioned upon, the consummation of the Merger, each Selling Shareholder, on behalf of himself and his heirs, executors, administrators, successors and assigns (with respect to each Selling Shareholder, the "Selling Shareholder Releasing Parties"), irrevocably and unconditionally waives and releases any and all rights with respect to, and releases, forever acquits and discharges each of the Company and its Subsidiaries and their officers, employees, agents and other representatives, and their respective heirs, executors, administrators, successors and assigns (the "Company Released Parties"), with respect to, each and all claims, demands, charges, complaints, obligations, causes of action, suits, liabilities, indebtedness, sums of money, covenants, agreements, instruments, contracts (written or oral, express or implied), controversies, promises, fees, expenses (including attorneys' fees, costs and expenses), damages and judgments, at law or in equity, in contract or tort, in federal, state or other judicial, administrative, arbitration or other proceedings, of any nature whatsoever, known or unknown, suspected or unsuspected, previously, now or hereafter arising, in each case which arise out of, are based upon or are connected with facts or events occurring or in existence on or prior to the Effective Time (the "Company Released Claims"). Each Selling Shareholder further represents and warrants that such Shareholder has not assigned or otherwise transferred any right or interest in or to any of the Released Claims. This Section 5.15 shall not apply to any of the following: (a) claims for salaries and benefits accrued through the Closing under the express terms of the written benefit plans of the Company or its Subsidiaries, or (b) claims for indemnification pursuant to
Section 10.1(b) herein.

     5.16 Verbal Dealer Monitoring Arrangements. The Company and the Selling Shareholders shall use their best efforts to replace all verbal Dealer or Subscriber monitoring arrangements with written agreements reflecting such arrangements prior to Closing.

     5.17 Post-Closing Transfer of SAI Securities.

          (a) The Selling Shareholders hereby acknowledge and agree that the SAI Preferred or the SAI Common issued in connection with the Merger may not be transferred except pursuant to (a) a registered offering under the Securities Act (in which case all transfers shall be made in accordance with all applicable provisions of the Registration Agreement), (b) Rule 144 promulgated pursuant to the Securities Act (or any similar rule or rules then in force) if available, or (c) subject to the conditions specified in subparagraph (b) below, any other legally available means of transfer.

          (b) In connection with the transfer of any SAI Preferred or SAI Common issued in connection with the Merger (other than a transfer pursuant to a registered public offering), the holder thereof shall deliver written notice to SAI describing in reasonable detail the transfer or proposed transfer, together with an opinion of securities counsel (with such opinion and such counsel being satisfactory to SAI) to the effect that such transfer of SAI Preferred or SAI Common may be effected without registration of such SAI Preferred or SAI Common under the Securities Act or any applicable state securities law. In addition, if the holder of SAI Preferred delivers to SAI such an opinion that concludes that no subsequent transfer of such SAI Preferred or SAI Common will require registration under the Securities Act or any applicable state securities law, SAI shall promptly upon such contemplated transfer deliver new certificates for such SAI Preferred or SAI Common which do not bear the restrictive legend set forth in Section 3.21(a). If SAI is not required to deliver new certificates for such SAI Preferred or SAI Common not bearing such legends, the holder thereof shall not transfer the same until the prospective transferee has confirmed to SAI in writing its agreement to be bound by the conditions contained in this Section.

                                   ARTICLE 6

                                COVENANTS OF SAI
     6.1 Necessary Consents. Prior to the Closing, SAI will use its best efforts obtain such consents and take such other actions as may be necessary or appropriate to allow the consummation of the Merger and the other transactions contemplated hereby, including the approval of its shareholders.

     6.2 Offer of Employment. SAI agrees that SAI, the Company or its Subsidiaries will offer employment to each of the individuals listed on Schedule
6.2 at the annual salary rates set forth on Schedule 6.2. Each such employee that accepts such an offer will be an employee at will.

     6.3 Confidentiality. SAI agrees to abide by the confidentiality provisions of the Letter of Intent; provided, however, that SAI, as a reporting company under the Securities Exchange Act and as an issuer of securities under the Securities Act, may make all disclosures concerning this Agreement, the Selling Shareholders and the Company and its Subsidiaries as are required by Federal and state securities laws, as determined by SAI and its counsel.

     6.4 SAI Stockholders Meeting. SAI shall call a meeting of its stockholders (the "SAI Stockholders Meeting"), to be held as promptly as practicable for the purpose of voting, among other things, upon the Merger and the issuance of the shares of SAI Preferred and SAI Common contemplated hereunder, SAI will, through its Board of Directors recommend to its stockholders, as applicable, approval of such matters and will coordinate and cooperate with respect to the timing of such meetings and shall use its best efforts to hold such meeting on the same day and as soon as practicable after the date hereof. As promptly as practicable after the execution of this Agreement, but in any event on or prior to September 1, 2000, SAI shall prepare and file with the SEC the Proxy Statement, shall use its best efforts to cause the Proxy to become approved by the SEC as soon as after such filing as practicable, and shall promptly furnish a copy of the Proxy Statement to each of SAI's Stockholders.

     6.5 Subject to, and conditioned upon, the consummation of the Merger, the Company, its Subsidiaries and their respective successors and assign (the "Company Releasing Parties"), irrevocably and unconditionally waives and releases any and all rights with respect to, and releases, forever acquits and discharges each of the Selling Shareholders and their respective heirs, executors, administrators, successors and assigns ("Selling Shareholder Released Parties"), with respect to, each and all claims, demands, charges, complaints, obligations, causes of action, suits, liabilities, indebtedness, sums of money, covenants, agreements, instruments, contracts (written or oral, express or implied), controversies, promises, fees, expenses (including attorneys' fees, costs and expenses), damages and judgments, at law or in equity, in contract or tort, in federal, state or other judicial, administrative, arbitration or other proceedings, of any nature whatsoever, known or unknown, suspected or unsuspected, previously, now or hereafter arising, in each case which arise out of, are based upon or are connected with facts or events occurring or in existence on or prior to the Effective Time ("Selling Shareholder Released Claims"). This Section 6.5 shall not apply to limit or diminish in any way the Selling Shareholders' joint and several obligations under Article 10.

                                   ARTICLE 7

                          SAI'S CONDITIONS FOR CLOSING
     The obligations of SAI and King Acquisition to consummate the Merger and the other transactions contemplated by this Agreement are subject to the fulfillment, at or before the Escrow Closing and the Closing, of all the following conditions, unless waived in writing by SAI:

     7.1 Representations True. The representations and warranties of the Selling Shareholders in this Agreement shall be true and correct when made and shall be true and correct at the Escrow Closing and at the Closing as those made as of the Escrow Closing and the Closing, respectively.

     7.2 Covenants Performed. The Company and the Selling Shareholders shall have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with at or prior to the Closing.

     7.3 No Violations; No Actions. As of the Escrow Closing and as of the Closing, consummation of the transactions contemplated by this Agreement shall not violate any order, decree or judgment of any court or governmental entity and no action or proceeding shall have been instituted by any Person or threatened by any governmental entity which, in either such case, in the reasonable judgment of SAI, has a probability of resulting in an order judgment or decree restraining, prohibiting or rendering unlawful the consummation of the Merger or the other transactions contemplated by this Agreement.

     7.4 Company RMR. As of the Escrow Closing and as of the Closing, the Company's RMR shall not be less than $600,000.

     7.5 Company Assets. As of the Escrow Closing and as of the Closing, the Company will have a tax basis of at least (i) $18 million in depreciable and/or amortizable assets for Federal income tax purposes, calculated in accordance with GAAP, less (ii) the amount by which such assets have been depreciated and/or amortized for Federal income tax purposes since January 1, 2000, calculated in accordance with GAAP.

     7.6 Closing Balance Sheet. The Company shall have delivered the Closing Balance Sheet to SAI.

     7.7 Monital Retail Account Transactions. In the event that the Monital Acquisition is consummated prior to the Closing, the Monital Retail Account Transactions shall have been consummated.

     7.8  FCC Approvals. All required FCC approvals shall have been obtained.

     7.9 Few Company Note. Mr. Few shall have forgiven the indebtedness represented by the outstanding promissory note, dated January 9, 1998, from the Company to him.

     7.10 No Material Adverse Change. During the period commencing on the date of execution of this Agreement to the Closing, there shall not have been any material adverse change in the condition (financial or otherwise), liabilities, business or prospects of the Company or any of its Subsidiaries.

     7.11 Closing Balance Sheets. The Company shall have delivered to SAI the Escrow Date Balance Sheet prior to the Escrow Closing and the Closing Date Balance Sheet prior to the Closing.

     7.12 Opinion of Counsel for the Selling Shareholders. SAI shall have received opinions from counsel for the Selling Shareholders, in form and substance satisfactory to SAI, dated as of the Escrow Closing Date and to be dated as of the Closing Date, respectively, covering the subject matter contained in Sections 3.1, 3.2, 3.3, 3.5, 3.6, 3.12, 3.15, 3.16, 3.17, 3.19,
3.20, 3.21, 3.25, 3.27 and 3.29.

     7.13 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be in form and substance satisfactory to SAI, and SAI shall have received all such originals or certified or other copies of such documents as it may reasonably request.

     7.14 Employment Agreement. SAI, the Company or its Subsidiaries shall have entered into a written employment agreement with Mr. Few, in the form attached as Exhibit 7.14.

     7.15 Delivery of Documents. SAI shall have received all documents and other items to be delivered by the Selling Shareholders under Section 9.3 and 9.4.

     7.16 Exhibits. The Selling Shareholders shall have completed and attached hereto all Exhibits and Schedules required by this Agreement, and all such Schedules shall have been acceptable to SAI, in its sole discretion.

     7.17 Required Consents. As of the Closing Date, all corporate, statutory, regulatory and third party consents and approvals which are required under the laws or regulations of the United States and any other authority shall have been obtained; and all other necessary consents and approvals of third parties to the transactions contemplated hereby and to the continued uninterrupted operation of the business of the Company and its Subsidiaries shall have been obtained, including, but not limited to, the Required Consents.

     7.18 SV/SAI Transactions. In the event that the transactions contemplated in the SV/SAI Agreement to be consummated at or prior to the consummation of the transactions contemplated hereby shall not have been consummated, SAI's obligation to close shall not be excused but may, at SAI's election, be delayed for up to 120 days to the extent necessary to obtain financing to replace the financial consideration to have been received by SAI as a result of the consummation of the transactions contemplated in the SV/SAI Agreement.

     7.19 Monital Acquisition Documents. If the Company and the other parties thereto shall have executed the Monital Acquisition Documents prior to the Escrow Closing Date, true, accurate and complete copies of the Monital Acquisition Documents shall be attached hereto as Schedule 7.19.

     7.20 Officer's and Other Certificates. The Selling Shareholders shall have delivered to SAI the following:

          (a) certificates of the each Selling Shareholder, dated as of the Escrow Closing Date and to be dated as of the Closing Date, respectively, stating that the conditions specified in Sections 7.1, 7.2, 7.3, 7.4, 7.5, 7.7, 7.8, 7.9, 7.10, 7.17 and 7.19 have been fulfilled at or prior to the Escrow Closing and the Closing, respectively;

          (b) certificates of the Company, executed on behalf of the Company by its President, dated as of the Escrow Closing Date and to be dated as of the Closing Date, respectively, stating that the conditions specified in Sections 7.1, 7.2, 7.3, 7.4, 7.5, 7.7, 7.8, 7.9,
              7.10, 7.17 and 7.19 have been fulfilled at or prior to the Closing;


          (c) certificates of the Company's Secretary, dated as of the Escrow Closing Date and to be dated as of the Closing Date, respectively certifying that: (x) that attached thereto are true, accurate and complete copies of the Articles or Certificate of Incorporation and By-laws of the Company and each of its Subsidiaries, and all amendments thereto, and copies of the resolutions adopted by the Board of Directors and Shareholders approving the Merger and other transactions contemplated by this Agreement; and that (y) there have been no amendments or modifications to the attached Articles or Certificates of Incorporation since the date of such certificate and that the attached resolutions are in full force and effect on the date of such certificate and have not been superceded or modified in any manner whatsoever; and

          (d) incumbency certificates, in form and content, dated as of the Closing Date, satisfactory in form and content to SAI and its counsel.

    7.21 SAI Stockholder Approval. The stockholders of SAI shall have approved the Merger and the issuance of the SAI Preferred and SAI Common required pursuant to this Agreement ("SAI Stockholder Approval").

    7.22 Disclosure Schedules. The Company and the Selling Shareholders shall have delivered to SAI all of the Schedules called for to be delivered by the Company and/or the Selling Shareholders pursuant to this Agreement (including without limitation, information concerning Monital for the period after the closing of the Monital Acquisition and for the Company and its other Subsidiaries for all other periods); and no fact, event, circumstance, contract or condition disclosed in such Disclosure Schedules shall have or result, or reasonably be expected to have or result, in a material adverse effect on the financial condition, results or operations, business prospects or properties of the Company or its Subsidiaries.

    7.23 Disposal of Distributed Business Items. The Company shall have completed the transfer of the Distributed Business Items to and Morlyn shall have assumed the related liabilities of the Company and its Subsidiaries.

                                   ARTICLE 8

                  SELLING SHAREHOLDERS' CONDITIONS FOR CLOSING

     The obligation of the Selling Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of all the following conditions, unless waived in writing by a majority in interest of the Selling Shareholders:

     8.1 Representations True. The representations and warranties of SAI set forth in Article 4 shall be true and correct when made and true and correct as of the Closing as though made as of the Closing.

     8.2 Covenants Performed. SAI shall have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by SAI at or before the Closing.

     8.3 No Violations; No Actions. As of the Closing, consummation of the transactions contemplated by this Agreement shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction and no action or proceeding shall have been instituted by any person or entity or threatened by any governmental agency which, in either such case, in the reasonable judgment of the Selling Shareholders, has a probability of resulting in an order judgment or decree restraining, prohibiting or rendering unlawful the consummation of the transactions contemplated by this Agreement.

     8.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be in form and substance satisfactory to the Selling Shareholders, and they shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

     8.5 Delivery of Documents. The Selling Shareholders shall have received all documents and other items to be delivered by SAI under Section 9.3 and 9.5.

     8.6 Required Consents. As of the Closing, all statutory and regulatory consents and approvals which are required under the laws or regulations of the United States and any other authority shall have been obtained; and all other necessary consents and approvals of third parties to the transactions contemplated hereby shall have been obtained; provided, however, that the consents of the shareholders of SAI and King Acquisition shall not have been obtained prior to the meeting of shareholders of SAI contemplated herein.

                                    ARTICLE 9

                                    CLOSINGS

     9.1 Time and Place. The Escrow Closing and the Closing, as the case may be, shall each commence at the offices of SAI, or at any other place to which the Parties shall mutually agree, at 10:00 a.m. on the Escrow Closing Date or the Closing Date, as the case may be, or such other times, dates or places as the Parties may mutually agree upon in writing. All actions to be taken, and all documents and instruments to be delivered, at the Escrow Closing or the Closing, as the case may be, shall be deemed to have been taken or delivered, as the case may be, simultaneously. SAI shall file the Proxy Statement with the SEC by no later than September 1, 2000, unless the delay shall have been the result of a breach or delay on the part of the Company or SV or the Selling Shareholders.

     9.2 Escrow Closing. At or prior to the Escrow Closing, the Parties and the Escrow Agent shall enter into an escrow agreement (the "Escrow Agreement") which, in form and substance, shall be reasonably (x) consistent with the terms and of this Agreement, and (y) satisfactory to the Parties. Pursuant to the terms and conditions of the Escrow Agreement, on the Escrow Closing Date, the parties shall execute and deliver to the Escrow Agent all documents and instruments required to be executed and delivered, and take such other actions as may be required by this Agreement to be taken, in connection with the Escrow Closing; and the transactions contemplated hereby shall be considered tendered in escrow (the "Escrow Closing"). From and after the Escrow Closing until the Closing, (i) the parties shall continue to comply with their respective covenants under this Agreement, including without limitation, those in Articles 5 and 6, and (ii) the Closing shall take place on the Closing Date upon the terms and conditions set forth herein and in the Escrow Agreement.

     9.3 Actions to be taken in connection with the Closing. At the Closing, on the Closing Date, upon the unanimous direction of the parties thereto to be given upon satisfaction of the conditions to Closing set forth in Articles 7 and 8:

          (a) SAI shall deliver to the Selling Shareholders a certificate, dated the Closing Date, in form and substance satisfactory to the Selling Shareholders and their counsel, confirming that the shareholders of SAI and SAI, as the sole shareholder of King Acquisition, have approved Merger and transactions contemplated hereby;

          (b) the Selling Shareholders shall deliver to SAI the corporate records of the Company and its Subsidiaries relating to the Monitoring Business and other business conducted by the Company and its Subsidiaries; and

          (c) the applicable Parties (or the Escrow Agent, as applicable) shall,: (i) file or cause to be filed the appropriate Certificates of Merger with the Secretary of State of the states of New Jersey and

          Delaware; (ii) deliver to SAI the items called for by Section 9.4; and
          (iii) make the payments to the Selling Shareholders referred to in
          Section 9.5(a) and deliver to the Selling Shareholders the other items called for by Section 9.5.

     9.4 Deliveries of the Selling Shareholders. At or prior to the Closing, the Selling Shareholders will execute and deliver or cause to be executed and delivered, simultaneously with the execution and delivery of the items referred to in Section 9.5 below, the following:

               (a) Stock Certificates. Certificates representing the Company Shares endorsed in blank over to SAI or accompanied by duly executed stock powers endorsed in blank;

               (b) Corporate Documents. The Articles or Certificate of Incorporation of the Company and each of its Subsidiaries, certified by the Secretary of State of their respective state(s) of incorporation, as of a date not more than ten days prior to the Closing Date, and the By-Laws of the Company and each of its Subsidiaries, certified by the Secretary of the Company as in effect at the Closing;

               (c) Certificate of Good Standing. A Long-form Certificate of Good Standing, dated not more than ten days prior to the Closing Date, with respect to the Company, issued by the Secretary of State of the state of New Jersey and Certificates of Good Standing, dated not more than ten days prior to the Closing Date, issued by the Secretary of State of each foreign jurisdiction in which the Company or any of its Subsidiaries is qualified to do business;

               (d) Consents. Evidence that all consents, approvals, or authorizations of or notifications to any third parties (including governmental agencies), if any, required to exchange the Shares in connection with the Merger and to consummate the Merger and the other transactions contemplated hereby and to continue to operate the business of the Company and its Subsidiaries without interruption have been obtained, including without limitation, any revenue notices required by the state of New Jersey with any corresponding taxes due paid by the Selling Shareholders, and the consent the lessors under the Real Estate Leases and the Equipment Leases for the continued use of any leased Equipment and the Facilities following the Closing on the terms contained in the respective leases.

               (e)  Opinion of Counsel. The opinion of counsel referred to in
                    Section 7.12 of this Agreement;

               (f) Certificates. The certificates referred to in Section 7.20 of this Agreement;

               (g) Collateral Assignment of Leases. The Collateral Assignment of Leases for each of the Company's Leases and Equipment Leases in form and content reasonably satisfactory to SAI and the Selling Shareholders;

               (h) Employment Agreement. Executed employment agreement (s) between the SAI or the Company and the individual (s) referred to Section 7.14;

               (i) Evidence of Release of Liens. Evidence, in form and substance satisfactory to SAI, that all liens, charges and encumbrances on the Shares, the Company and its properties (other than Liens on the property of the Company or its Subsidiaries incurred in the ordinary course of their respective businesses) have been fully released prior to the Closing, or will be released concurrently with the Closing;

               (j) Resignations. The written resignations of each director and officer of the Company and each of its Subsidiaries, effective as of the Closing;

               (k) Signature Cards. Substitute signature cards for all of the bank accounts of the Company and each of its Subsidiaries naming persons designated by SAI as the new signatories for said bank accounts;

               (l) Credit Cards. All corporate credit cards of the Company and its Subsidiaries; and

               (m) Other Documents. Such other documents and instruments as SAI or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

     9.5 Deliveries of SAI. At the Closing, SAI will execute and deliver or cause to be executed and delivered, simultaneously with the delivery of the items referred to in Section 9.4 above, the following:

               (a) Payment of Cash Consideration. SAI shall pay the cash consideration to be paid pursuant to Article 2 in connection with the Merger to the Selling Shareholders at the Closing by bank wire transfer;

               (b) Delivery of SAI Preferred and SAI Common. SAI shall deliver a certificate or certificates representing the shares of SAI Preferred or SAI Common to which each equity holder of the Company is entitled in connection with the Merger for delivery pursuant to Article 2;

               (c) Resolutions. A copy of the resolutions of the Board of Directors and Stockholders of SAI and the Board of Directors and SAI, as the sole shareholder of King Acquisition, certified by SAI's Secretary as having been duly and validly adopted and being in full force and effect, authorizing execution and delivery of this Agreement, the consummation of the Merger and the performance of the transactions contemplated hereby by SAI and SAI, respectively, subject to SAI Stockholder Approval;

               (d) Corporate Documents. The Certificate of Incorporation of SAI and the Certificate of Incorporation of King Acquisition, certified by the Secretary of State of the state's of Delaware and New Jersey, respectively, as of a date not more than ten days prior to the Closing Date, and the By-Laws of SAI and King Acquisition, certified by the secretary of SAI as in effect at the Closing;

               (e) Certificate of Good Standing. Certificates of Good Standing, dated not more than ten days prior to the Closing Date, with respect to SAI and King Acquisition, issued by the Secretary of State of the states of Delaware and New Jersey;

               (f) Officer's Certificate. Certificates, dated as of the Escrow Closing Date and the Closing Date, respectively, from an officer of SAI, confirming the satisfaction of the conditions required pursuant to Sections 8.1 and 8.2 as of the Escrow Closing and the Closing, respectively; and

               (g) Other Documents. Such other documents and instruments as the Selling Shareholders or their counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

     All actions and proceedings hereunder and all documents and other papers required to be delivered by SAI or King Acquisition hereunder or in connection with the consummation of the Merger and the other transactions contemplated hereby and all other related matters shall have been approved by, and, in the case of such documents and papers, shall be in form and substance reasonably satisfactory to, the Company, the Selling Shareholders and their respective counsel.

                                   ARTICLE 10

                                 INDEMNIFICATION

10.1     Indemnification.

         (a) Subject to Section 10.1(d), the Selling Shareholders, jointly and severally, will indemnify and hold harmless SAI, its Subsidiaries and their respective successors, affiliates and assignees and their respective shareholders, officers, directors, employees and agents ("SAI Indemnified Parties") against any losses, claims, damages or liabilities, including, without limitation, reasonable attorneys' fees and other reasonable defense costs, in each case, to the extent not covered by insurance (hereafter "Losses"), to which any SAI Indemnified Party becomes subject in connection with the following; provided, however, that, in the event that the Merger is not consummated as provided herein, the Company and the Selling Shareholders, jointly and severally, shall be responsible for the indemnification obligations of the Selling Shareholders contained in Section 10.1(a); and provided further, that in the event that the Merger is not consummated as provided herein, the Selling Shareholders shall be responsible for the indemnification obligations contained in Section 101.(a) only if such Selling Shareholders caused the Company to take, or to fail to take, any action or failure to act giving rise to the claim for indemnification thereunder:

             (i) finders' fees or brokerage commissions incurred or alleged to have been incurred by the Selling Shareholders with respect to the transactions contemplated by this Agreement;

             (ii) any liability of the Company or its Subsidiaries not disclosed in writing prior to the Escrow Closing (other than liabilities of a similar type as those disclosed which arise thereafter prior to the Closing in the ordinary course of business to the extent expressly permitted by the terms of this Agreement);

             (iii) any misrepresentation of fact, or failure to disclose a material fact, by the Selling Shareholders;

             (iv) any breach of any representation or warranty by the Selling Shareholders contained in this Agreement or in any document delivered hereunder;

             (v) any claims which have been or may be in the future asserted arising out of the provision of Monitoring Services (or failure to adequately provide such services) or otherwise arising out of the business conducted by the Company or its Subsidiaries which occurred prior to the Closing;

             (vi) any breach of any covenant or agreement by the Company or the Selling Shareholders contained herein or in any document delivered hereunder, to be performed prior to or after the Closing;

             (vii)  the failure to obtain any Required Consent; or

             (viii) any other liability or expense resulting from a dispute or cause of action relating to the business of the Company or its Subsidiaries, arising from an event, act, or omission occurring before the Closing or related to the enforcement of the indemnification provisions of this Agreement.

     (b) SAI will indemnify and hold harmless the Selling Shareholders, their heirs, successors, affiliates, assigns ("Selling Shareholder Indemnified Parties") against any Loss to which any Selling Shareholder Indemnified Party becomes subject in connection with:

             (i) finders' fees or brokerage commissions incurred or alleged to have been incurred by SAI with respect to the purchase transaction;

             (ii) any misrepresentation of fact, or failure to disclose a material fact, by SAI;

             (iii) any breach of any representation or warranty by SAI
                   contained herein or in any document delivered hereunder;

             (iv) any breach of any covenant or agreement by SAI contained herein or in any document delivered hereunder, to be performed prior to or after the Closing Date; or

             (v) any liability or expense resulting from a dispute or cause of action relating to the Company or its Subsidiaries, arising from an event, act or omission occurring after the Closing.

     (c) Such indemnification shall include any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses incidental to any of the foregoing matters set forth in Section 10.1(a) and 10.1(b) or enforcement of the indemnification provisions of this Agreement.

     (d)  The obligation of the Selling Shareholders to indemnify SAI under
          Section 10.1(a) shall be subject to the following:

          (i) The Selling Shareholders will be obligated to indemnify SAI from and against any Losses (other than Losses under Section 10.1(a)(vii)) only after SAI shall have suffered aggregate Losses in excess of $50,000, at which point the Selling Shareholders will be obligated to indemnify SAI from and against all Losses relating back to the first dollar; and

          (ii) The Selling Shareholders will be obligated to indemnify SAI from and against any Losses under Section 10.1(a)(vii) only after SAI shall have suffered aggregate Losses under such Section in excess of $50,000 (with respect to any particular Required Consent), or $150,000 (with respect to all Required Consents in the aggregate), at which point the Selling Shareholders will be obligated to indemnify SAI from and against all such Losses in excess of such amounts; and

         (iii) The Selling Shareholders shall be obligated to indemnify SAI from and against any Losses arising out of the breach of any of the representations and warranties made by the Selling Shareholders only to the extent that SAI makes a written claim within the applicable survival period (as specified in Section 12.1) with respect to the breach which gives rise to such Losses.

     10.2 Indemnification Procedures. For the purposes of this Section 10.2, the term "Indemnitee" shall refer to the person or persons entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 10.1. The term "Indemnitor" shall refer to the person or persons having the obligation to indemnify pursuant to such provisions.

          (a) Notice. An Indemnitee shall promptly give the Indemnitor written notice of any matter which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. If an Indemnitee shall receive notice of any claim by a third party which is or may be subject to indemnification (a "Third Party Claim"), the Indemnitee shall give the Indemnitor prompt written notice of such Third Party Claim and shall permit the Indemnitor, at its option, to participate in the defense of such Third Party Claim by counsel of its own choice (subject to Indemnitee's approval, which shall not be unreasonably withheld) and at the Indemnitor's expense. If, however, the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee hereunder against all Losses that may result from such Third Party Claim (subject to the limitations set forth herein), then the Indemnitor shall be entitled, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice, provided however, that Indemnitee shall have the right to approve in its sole reasonable discretion the choice of counsel. In the event the Indemnitor exercises its right to undertake the defense of any such Third Party Claim, the Indemnitee shall co-operate with the Indemnitor in such defense and make available to the Indemnitor, at the Indemnitor's expense, all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall co-operate with the Indemnitee in such defense and make available to it all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee. In the event that the Indemnitor fails to agree to undertake defense of the Third Party Claim within thirty (30) days of receipt of notice of such claim from the Indemnitee, the Indemnitee shall be entitled to undertake such defense with counsel of its own choice, and the Indemnitor shall promptly reimburse the Indemnitee for all expenses incurred. The Indemnitor without the written consent of the Indemnitee may settle no Third Party Claim, unless the settlement involves only the payment of money by the Indemnitor. Similarly, no Third Party Claim, which is being defended in good faith by the Indemnitor, shall be settled by the Indemnitee without the written consent of the Indemnitor.

          (b) Calculation of Losses. Losses shall be determined after taking into account any insurance proceeds received by an Indemnitee or its affiliates from a non-affiliated insurance company on account of such Losses (after taking into account any costs incurred in obtaining such proceeds and any increase, determined in the reasonable judgment of the Indemnitee and confirmed by the insurance company, in insurance premiums as a result of the claim for which such proceeds were paid). The Indemnitor shall not be liable for any increase in Losses sustained by the Indemnitee, resulting from Indemnitee's failure to give Indemnitor timely written notice of any matter likely to give rise to a right of Indemnification hereunder.

                                   ARTICLE 11

                                   TERMINATION

     11.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by written notice by the terminating Party to the other Parties, whether before or after approval of the matters presented in connection with the Merger by the Selling Shareholders of the Company, as follows:

          (a)  by mutual written consent of SAI and the Company; or

          (b) by either SAI or the Company, if the Merger shall not have been consummated by December 29, 2000 (provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date, and provided further, that this Agreement may be extended up to 45 days by either Party by written notice to the other Party if the Merger would have been consummated but for the absence of one or more required Approvals or third-party consents, and such Approval (s) or consent(s) can reasonably be expected to be obtained within such 45 day period); or

          (c) by either SAI or the Company if a court of competent jurisdiction or other governmental entity shall have issued a final order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and all appeals with respect to such order or action have been exhausted or the time for appeal of such order, decree, ruling or action shall have expired;

          (d) by SAI, if a material breach of any representation, warranty, covenant or agreement on the part of the Selling Shareholders set forth in this Agreement shall have occurred which would cause the conditions set forth in Article 7 not to be satisfied, and, that with respect to any breach of a covenant or agreement hereunder, such covenant or agreement is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) business days following receipt by the Company of written notice of such breach from SAI;

          (e) by the Company, if a material breach of any representation, warranty, covenant or agreement on the part of SAI set forth in this Agreement shall have occurred which would cause the conditions set forth in Article 8 not to be satisfied, and, with respect to any breach of a covenant or agreement hereunder, such covenant or agreement is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) business days following receipt by SAI of written notice of such breach from the Company; or

          (f) by the Company, if the Proxy Statement has not been filed by SAI on or prior to September 1, 2000.

     11.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 11.1, there shall be no Liability or obligation on the part of SAI, the Company, or their respective officers, directors, shareholders or affiliates, except as provided in Article 10, and further except for the liability of any Party then in breach of any of its representations, warranties, covenants or agreements in this Agreement; and provided, that the provisions of Sections 5.9, 5.10 and 6.3, Article 10 and this Section 11.2 shall remain in full force and effect and survive any termination of this Agreement.

                                   ARTICLE 12

                                  MISCELLANEOUS

     12.1 Survival. The covenants and indemnification obligations of the parties contained in this Agreement and their respective obligations to be performed under the terms hereof at, prior to or after the Closing hereunder, shall not expire with, or be terminated or extinguished by, such Closing, but shall survive the Closing and any investigation made at any time by or on behalf of a party. The representations and warranties set forth in this Agreement shall survive the Closing until the fourth anniversary of the Closing, except for representations and warranties relating to taxes, title to stock and environmental matters and claims of the nature covered by the insurance carried by the Company and its Subsidiaries, which shall survive until the expiration of the applicable statute of limitation of the particular matter, and except claims for fraudulent breach, which shall have no expiration period.

     12.2 Further Assurances. At the request of a party to this Agreement, and without further consideration, the other party agrees to execute such documents and instruments and to do such further acts as may be necessary or desirable to effectuate the transactions contemplated hereby.

     12.3 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW JERSEY WITHOUT GIVING ANY EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS. THE SELLING SHAREHOLDERS AGREE THAT THEY WILL NOT ASSERT ANY CLAIM AGAINST ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF SAI OR ANY OF ITS AFFILIATES, PURSUANT TO ANY CLAIM THEY MAY HAVE UNDER THIS AGREEMENT BY REASON OF ANY FAILURE OR ALLEGED FAILURE BY SAI TO MEET ITS OBLIGATIONS HEREUNDER. THE PARTIES HERETO AGREE AND INTEND THAT THE PROPER AND EXCLUSIVE FORUM FOR THE LITIGATION OF ANY DISPUTES OR CONTROVERSIES ARISING OUT OF, OR RELATED TO, THIS AGREEMENT SHALL BE THE COURTS OF THE STATE OF ILLINOIS FOR THE COUNTY OF COOK. EACH PARTY AGREES THAT HE OR IT WILL NOT COMMENCE OR MOVE TO TRANSFER ANY ACTION OR PROCEEDING, ARISING OUT OF OR RELATING TO THIS AGREEMENT, IN OR TO ANY COURT OTHER THAN A STATE COURT LOCATED IN THE COUNTY OF COOK IN THE STATE OF ILLINOIS. EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFORESAID COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE SELLING SHAREHOLDERS AT THE ADDRESSES PROVIDED HEREIN, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING CONTAINED IN THIS SECTION SHALL AFFECT THE RIGHT OF SAI TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. IN THE

EVENT THAT ANY PARTY SHOULD COMMENCE OR MAINTAIN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT IN A FORUM OTHER THAN THE STATE COURTS LOCATED IN THE STATE OF ILLINOIS, COUNTY OF COOK, THE OTHER PARTY SHALL BE ENTITLED TO MOVE FOR THE DISMISSAL OF SUCH ACTION, AND THE NON-MOVING PARTY STIPULATES THAT SUCH ACTION SHALL BE DISMISSED. THE PARTIES AGREE THAT PRIOR TO INSTITUTING ANY SUIT, THEY WILL GIVE WRITTEN NOTICE OF THEIR INTENT TO DO SO AND MAKE A REASONABLE ATTEMPT TO RESOLVE ANY DISPUTE BY NEGOTIATING WITH EACH OTHER IN GOOD FAITH.

     12.4 Successors and Assigns. This Agreement shall be binding on, and inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns.

     12.5 Each Party to Bear Own Costs. The Selling Shareholders and SAI shall each bear its own legal and other expenses incurred on its behalf with respect to the preparation of this Agreement, any related documents and the transactions contemplated hereby.

     12.6 Entire Agreement; Amendment. This Agreement, its Schedules, the Escrow Agreement and the other documents delivered to be delivered pursuant to this Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Accordingly, this agreement supercedes, among other things, the SAI/King LOI and all provisions of the Letter of Intent or the SV/SAI Agreement relating to the consummation of the acquisition of the Company by SAI which are covered by the terms of this Agreement. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

     12.7 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed:

     To SAI or King Acquisition at:   Security Associates International, Inc.
                                      2101 South Arlington Heights Road
                                      Arlington Heights, Illinois 60005-4142
                                      ATTN:  PRESIDENT

     To KC ACQUISITION CORP. at:      KC Acquisition Corp.
                                      P.O. Box 1943
                                      South Hackensack, NJ 07606-0543

   To Mr. Thomas J. Few Sr. at:       Mr. Thomas J. Few Sr.
                                      c/o King Acquisition Corp.
                                      325 South River Street
                                      Hackensack, NJ 07601

   To Mr. Timothy M. McGinn at:       Mr. Timothy M. McGinn
                                      c/o McGinn Smith
                                      99 Pine Street
                                      Albany, N.Y. 12207

   To Mr. David L. Smith at:          Mr. David L. Smith
                                      c/o McGinn Smith
                                      99 Pine Street
                                      Albany, N.Y. 12207


     Any party may change its address for purposes of this Section by giving notice of the new address to the other party in the manner set forth above. Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or seventy-two
(72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid. 12.8 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement, upon any breach or default by the other party under this Agreement, shall impair any such party, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

     12.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

     12.10 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.


     12.11 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and shall not be considered in construing or interpreting this Agreement.

     12.12 Incorporation by Reference. The Schedules, Exhibits, certificates and other documents attached hereto or referred to herein are deemed to be a part of this Agreement and are incorporated herein by this reference.

                                      *****

      The foregoing Agreement is hereby executed as of the date first above written.

                                  SECURITY ASSOCIATES
                                  INTERNATIONAL, INC.


                                  By:_____________________________________
                                           James S. Brannen, its President



                                  KING ACQUISITION CORP.

                                  By:_____________________________________
                                  Title:__________________________________



                                  KC ACQUISITION CORP.


                                  By:_____________________________________
                                  Title:__________________________________



                                  SELLING SHAREHOLDERS


                                  ________________________________________
                                  Thomas J. Few, Sr.


                                  ________________________________________
                                  Timothy M. McGinn


                                  ________________________________________
                                  David L. Smith